Exhibit 10.5




                       MASTER RIGHT-OF-WAY LEASE AGREEMENT


                                     BETWEEN


                           COLONIAL PIPELINE COMPANY,
                             A DELAWARE CORPORATION


                                       AND


                        PATHNET TELECOMMUNICATIONS, INC.,
                             A DELAWARE CORPORATION



                         DATED: March 30, 2000







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                                TABLE OF CONTENTS

ARTICLE I.    AGREEMENT TO LICENSE..........................................   2
     1.1  LEASEHOLD INTERESTS...............................................   2
     1.2  PERMITS; SEGMENT LEASES...........................................   2
     1.3  TERM..............................................................   4
     1.4  REVERSION TO COLONIAL.............................................   4
     1.5  USE...............................................................   5

ARTICLE II.   CONSIDERATION; RENEWAL PAYMENTS; OTHER FEES AND EXPENSES......   5
     2.1  CONSIDERATION.....................................................   5
     2.2  RENEWAL PAYMENT...................................................   5
     2.3  EXPENSES..........................................................   7
     2.4  PAYMENTS..........................................................   8
     2.5  DEFAULT INTEREST..................................................   8

ARTICLE III.  INSTALLATION OF TELECOMMUNICATIONS NETWORK....................   8
     3.1  PERFECTION; PRE-INSTALLATION DETERMINATIONS.......................   8
     3.2  REQUIREMENTS FOR INSTALLATION OF THE TELECOMMUNICATIONS
          NETWORK AND THE PTI WORK..........................................  10
     3.3  SERVICES AGREEMENT WITH COLONIAL..................................  12
     3.4  COMPLETION OF PTI WORK............................................  13
     3.5  UNAUTHORIZED WORK.................................................  13

ARTICLE IV.   OPERATION, MAINTENANCE AND REPAIR.............................  14
     4.1  PTI OPERATION, MAINTENANCE AND REPAIR.............................  14
     4.2  WARRANTIES........................................................  14
     4.3  SUBCONTRACTORS....................................................  14
     4.4  COLONIAL INSPECTIONS..............................................  14

ARTICLE V.    PIPELINE MAINTENANCE AND REPAIR...............................  15
     5.1  PIPELINE MAINTENANCE AND REPAIR...................................  15

ARTICLE VI.   INSURANCE.....................................................  15
     6.1  ACQUISITION OF INSURANCE POLICIES.................................  15
     6.2  TYPES OF REQUIRED INSURANCE FOR PTI...............................  15
     6.3  TYPES OF REQUIRED INSURANCE FOR COLONIAL..........................  16
     6.4  TERMS OF INSURANCE................................................  16
     6.5  FAILURE TO MAINTAIN INSURANCE.....................................  17
     6.6  BLANKET POLICIES; SELF-INSURANCE..................................  17

ARTICLE VII.  INTENTIONALLY OMITTED.........................................  18

ARTICLE VIII. CONDEMNATION..................................................  18
     8.1  MATERIAL TAKING...................................................  18
     8.2  CONTINUATION OF AGREEMENT.........................................  18
     8.3  APPORTIONMENT OF AWARD(S).........................................  18

ARTICLE IX.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PTI..............  19
     9.1  PTI'S REPRESENTATIONS, WARRANTIES AND COVENANTS...................  19

ARTICLE X.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF COLONIAL.........  21
    10.1  COLONIAL'S REPRESENTATIONS, WARRANTIES AND COVENANTS..............  21

ARTICLE XI.   INDEMNIFICATION; LIMITATION OF LIABILITY......................  22
    11.1  INDEMNIFICATION BY PTI............................................  22
    11.2  INDEMNIFICATION BY COLONIAL.......................................  22
    11.3  LIMITATION OF LIABILITY...........................................  23
    11.4  NO CONSEQUENTIAL OR SPECIAL DAMAGES...............................  23
    11.5  LEGAL PROCEEDINGS.................................................  23

ARTICLE XII.  DEFAULT.......................................................  24
    12.1  EVENT OF DEFAULT BY PTI...........................................  24
    12.2  EFFECT OF ARBITRATION.............................................  25
    12.3  REMEDIES OF COLONIAL..............................................  25
    12.4  EFFECT OF TERMINATION.............................................  25
    12.5  EVENT OF DEFAULT BY COLONIAL......................................  26
    12.6  NO WAIVERS........................................................  26
    12.7  NO REMEDY EXCLUSIVE...............................................  27
    12.8  FORCE MAJEURE.....................................................  27
    12.9  NO PERSONAL LIABILITY.............................................  27

ARTICLE XIII. VOLUNTARY REMOVAL OF TELECOMMUNICATIONS NETWORK...............  27
    13.1  REMOVAL OF TELECOMMUNICATIONS NETWORK BY PTI......................  27

ARTICLE XIV.  ARBITRATION...................................................  28
    14.1  ARBITRATION.......................................................  28
    14.2  SELECTION OF ARBITRATORS..........................................  28
    14.3  QUALIFIED ARBITRATORS.............................................  28
    14.4  ARBITRATION HEARING; DISCOVERY VENUE..............................  28
    14.5  DECISION..........................................................  29
    14.6  NON-BINDING IN CERTAIN EVENTS.....................................  29

ARTICLE XV.   ASSIGNMENT....................................................  29
    15.1  ASSIGNMENT BY PTI.................................................  29
    15.2  ASSIGNMENT BY COLONIAL............................................  30
    15.3  BINDING UPON SUCCESSORS AND ASSIGNS...............................  30

ARTICLE XVI.  CONFIDENTIALITY...............................................  30
    16.1  CONFIDENTIALITY...................................................  30

ARTICLE XVII. MISCELLANEOUS.................................................  30

    17.1   NOTICES..........................................................  30
    17.2   NO PARTNERSHIP...................................................  31
    17.3   TIME OF THE ESSENCE..............................................  31
    17.4   ENTIRE AGREEMENT.................................................  31
    17.5   CAPTIONS.........................................................  32
    17.6   MEANING OF TERMS.................................................  32
    17.7   AGREEMENT CONSTRUED AS A WHOLE...................................  32
    17.8   SEVERABILITY.....................................................  32
    17.9   SURVIVAL.........................................................  32
    17.10      AMENDMENT....................................................  32
    17.11      ATTORNEYS' FEES..............................................  32
    17.12      INTEREST.....................................................  32
    17.13      GOVERNING LAW................................................  33
    17.14      BUSINESS DAYS................................................  33
    17.15      REFERENCE DATE OF AGREEMENT..................................  33
    17.16      COUNTERPARTS.................................................  33
    17.17      EXHIBITS.....................................................  33

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
LIST OF EXHIBITS:


          Exhibit A           System Map
          Exhibit B           Form of Right-of-Way Permit
          Exhibit C           Form of Segment Lease
          Exhibit D           Currently Perfected Segments
          Exhibit E           General Colonial Construction Standards



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
LIST OF DEFINED TERMS:
- ----------------------

Agreement                                    Recitals
Applicable Laws                              Subsection 3.2(b)
Colonial                                     Recitals
Colonial Conduit                             Defined in the Fiber Optic
                                             Access and Purchase Agreement
Colonial Construction Standards Subsection 3.2(c) Colonial Engineering Notice Subsection 3.1(c) Colonial Indemnified Parties Section 11.1 Colonial Parties Subsection 10.1(f) Colonial Pipeline Recitals Colonial Rights-of-Way Recitals Colonial System Recitals Colonial System Map Recitals Conduit(s) Section 1.5 Construction Management Work Subsection 3.1(b) Currently Perfected Segments Subsection 2.3(b) Default Rate Section 17.12 Designation Notice Subsection 1.2(a) Event of Default Section 12.1 Fiber Optic Access and Purchase Agreement Subsection 1.1(a) Governmental Authorities Subsection 2.3(a) Impositions
Subsection 9.1(l) Initial Term Section 1.3 Insurance Requirements Subsection 3.2(e) Landowners Subsection 2.3(a) Leasehold Interest Subsection 1.1(a) Material Taking Section 8.1 Notice of Arbitration Section 14.1 Perfection and Construction Management Contractor Subsection 3.1(a) Perfection and Construction Management Work Subsection 3.1(a) Perfection Expenses Subsection 2.3(a)
Perfection Process Subsection 1.2(b) Perfection Rights Subsection 1.2(b) Permit(s) Subsection 1.2(c) PTI Recitals PTI Indemnified Parties Section 11.2 PTI Operation and Maintenance Services Section 4.1 PTI Parties Subsection 9.1(i) PTI Stock Section 2.1 PTI Work Section 3.2 Related Facility(ies) Recitals Regen Facilities Subsection 1.2(a) Renewal Payment Subsection 2.2(a) Renewal Term
Section 1.3 Required Permits Subsection 9.1(f) Rerouted Portion Subsection 3.1(f) Reversion Date Subsection 1.4(a) Revised Designation Notice Subsection 1.2(c) Right-of-Way Agents Subsection 2.3(a) Route Engineering Work Subsection 3.1(b)

Segment(s)                                   Subsection 1.2(a)
Segment Lease                                Subsection 1.2(c)
Services Agreement                           Section 3.3
Sub-Segment(s)                               Subsection 1.2(a)
Sub-Segment Lease                            Subsection 1.2(c)
Taking                                       Section 8.1
Telecommunications Network                   Section 1.5
Telecommunications Network Contractors       Subsection 3.2(f)
Term                                         Section 1.3
Trade Standards                              Subsection 3.2(e)
Undeployed Segments and Stations             Subsection 1.4(b)

                       MASTER RIGHT-OF-WAY LEASE AGREEMENT


     THIS MASTER RIGHT-OF-WAY LEASE AGREEMENT (the "Agreement"), made and entered into as of this 30th_ day of March, 2000, 1999, by and between COLONIAL PIPELINE COMPANY, a Delaware corporation ("Colonial") and PATHNET TELECOMMUNICATIONS, INC., a Delaware corporation ("PTI").

                              W I T N E S S E T H:

     WHEREAS, Colonial transports refined liquid petroleum products in interstate commerce as a common carrier and maintains a system of pipelines and related facilities across fourteen states and the District of Columbia for such purposes (the "Colonial System");

          WHEREAS, the Colonial System consists of (a) pipelines (collectively, the "Colonial Pipeline") located on certain interests in land (e.g., rights-of-way, easements, licenses, permits, leases, etc. [collectively, the "Colonial Rights-of-Way"]), and (b) injection stations, booster stations, tank farms, delivery locations and terminals (collectively, the "Related Facilities") located on certain other tracts of land owned in fee or leased by Colonial, all of which Colonial Rights-of-Way and Related Facilities are located approximately as shown on that certain system map of the Colonial System, attached hereto as Exhibit A and made a part hereof (the "Colonial System Map");

     WHEREAS, PTI desires the right to use designated portions of the currently existing Colonial System for the purpose of installing and operating communications facilities, including, but not limited to, fiber optic conduits, regeneration stations and related machinery and equipment for the operation of a telecommunications network;

     WHEREAS, Colonial desires to lease to PTI designated portions of the Colonial Rights-of-Way and Related Facilities to use for the aforesaid purposes, subject to applicable title restrictions and encumbrances, and upon the terms and conditions hereinafter set forth; and

     WHEREAS, Colonial and PTI desire to enter into this Agreement in order to set forth the terms and conditions of the foregoing.

     NOW, THEREFORE, for and in consideration of the premises hereof, the covenants contained herein, the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Colonial and PTI hereby agree as follows:

                                    ARTICLE I
                               AGREEMENT TO LEASE

     1.1  Leasehold Interests.

          (a) Subject to all of the terms and conditions of this Agreement, and that certain Fiber Optic Access and Purchase Agreement entered into by Colonial and PTI contemporaneously herewith (the "Fiber Optic Access and Purchase Agreement"), Colonial agrees to lease to PTI the right to use portions of the currently existing Colonial Rights-of-Way and Related Facilities for the uses and purposes described herein (each such portion leased to PTI pursuant to the terms hereof being a "Leasehold Interest"). The Leasehold Interests to be granted hereby include the non-exclusive use of a strip of land five (5) feet on either side of the centerline of the telecommunication conduits and appurtenances to be installed hereunder within the designated Colonial Rights-of-Way, or such larger area as may be reasonably necessary for the construction and operation of the "Telecommunications Network" (as defined in
Section 1.5 hereof), as approved by Colonial in accordance with Article III hereof; provided that, if necessary along a particular "Segment" (as hereinafter defined), PTI may request that Colonial attempt to acquire additional right-of-way at PTI's expense, to be included as part of the Colonial Rights-of-Way for the purposes hereof.

          (b) In the event that Colonial expands the Colonial System beyond its current boundaries as of the date hereof, and should PTI desire to utilize such expansion, then Colonial and PTI will negotiate in good faith to extend the Leasehold Interests to be granted hereunder to include the additional Colonial Rights-of-Way applicable to such extensions of the Colonial System and to determine the compensation to be received by Colonial therefor.

          (c) PTI's rights in the Colonial Rights-of-Way and Related Facilities hereunder consist solely of Leasehold Interests subject to the terms of this Agreement and PTI does not acquire hereby any other or additional rights in or to any portion of the Colonial Rights-of-Way or any Related Facilities. PTI further acknowledges that Colonial hereby reserves such access and other rights as are necessary to enable Colonial to reasonably commercialize the "Colonial Conduit" (as defined in the Fiber Optic Access and Purchase Agreement), including, without limitation, full rights of access with respect to any portion of the Colonial Rights-of-Way otherwise leased to PTI in order to allow Colonial (or its assignee(s) or licensee(s) to maintain, operate, repair, replace and upgrade the Colonial Conduit as necessary or appropriate.

     1.2  Permits; Segment Leases.

          (a) From time to time, PTI shall designate, by written notice to Colonial (each, a "Designation Notice"), specified segments of the Colonial System with respect to which PTI desires to acquire Leasehold Interests. Each such Designation Notice shall identify or describe, as applicable: (i) a segment or segments of the Colonial Rights-of-Way within the Colonial System (the "Segment(s)"), using Colonial's location number references as beginning points and ending points, and shall describe the approximate distance of the applicable Segment(s); (ii) one or more of the Related Facilities along the Colonial System; (iii) the types of



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

facilities PTI intends to install (i.e., regeneration facilities ("Regen Facilities"), junctions, terminals, etc.); and (iv) the number of conduits PTI plans to install within the Segment(s).

          (b) Subject to Section 3.3 below, within thirty (30) days after receipt of a Designation Notice, Colonial shall prepare, execute and deliver to PTI a segment lease for the applicable Segment or Related Facility in substantially the form set forth on Exhibit B attached hereto and made a part hereof (each, a "Segment Lease"). Upon the execution by Colonial of a Segment Lease, Colonial also shall notify PTI of the exact number of Conduits that Colonial determines, in its reasonable discretion, may be installed along the applicable Segment in question without material interference with the use, operation and maintenance of the Colonial Pipeline in the applicable portion of the Colonial Rights-of-Way and/or without compromising the safety of the Colonial Pipeline. If Colonial does not own the applicable Segment or Related Facility in fee, each such Segment Lease shall have attached as an exhibit thereto a description of the applicable leases, easements, licenses or other similar agreements (together with all amendments or modifications thereto), pursuant to which Colonial has the right to use such portion of the Colonial Rights-of-Way or Related Facility. Colonial also shall provide or otherwise make available to PTI such documents, agreements and information pertaining to the Colonial System, the Colonial Rights-of-Way and or Related Facilities as PTI may reasonably request. Upon execution and delivery of a completed Segment Lease by Colonial and PTI, the terms of such Segment Lease will be incorporated into this Agreement and become subject to its terms and conditions, subject, however, to modification in accordance with the terms of applicable "Permits" (as described in Subsection 1.2(c) below issued hereunder). A Segment Lease shall signify Colonial's authority for PTI to proceed with the modification of such existing leases, easements, licenses and other agreements to which Colonial is a party in order to obtain the rights (the "Perfection Rights") for PTI to install, operate and maintain the Telecommunications Network and the Colonial Conduit through the designated Segments of the Colonial Rights-of-Way (collectively, the "Perfection Process"). Each such Segment Lease shall confirm, however, that PTI shall not have the right to commence any "PTI Work" (as defined in Section 3.2 hereof) until compliance by PTI with the applicable provisions of Sections 3.1 and 3.2 hereof.

          (c) PTI shall notify Colonial in writing upon completion of the Perfection Process with respect to a particular Segment or Related Facility, such Perfection Process to be performed in accordance with the terms of Section
3.1 below. After completion of the pre-installation determinations described in Subsections 3.1(b)-(d) hereof, Colonial shall prepare, execute and deliver to PTI a Permit for the applicable Segment Lease, in substantially the form set forth on Exhibit C attached hereto and made a part hereof (each, a "Permit"). PTI's right to use the Leasehold Interests described herein for the installation and operation of the "Telecommunications Network" (as described in Section 1.5 hereof) shall become effective with respect to a particular Segment and/or a particular Related Facility only upon the execution and delivery of the applicable Permit for such Segment or Related Facility; provided, however, that PTI may request that a Segment Lease be divided into sub-segments for "mini construction spreads" (hereinafter defined as "Sub-Segment(s)") of no less than fifteen (15) miles in length. In such event, PTI shall establish the applicable Sub-Segment by delivering to Colonial a modification to a previously delivered Designation Notice (a "Revised Designation Notice").



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

Receipt of same by Colonial shall authorize Colonial, upon completion of the Perfection Process with respect to such Sub-Segment, to deliver to PTI a "Sub-Segment Lease" for the applicable Sub-Segment that conforms to the Revised Designation Notice.

          (d) The books and records of Colonial shall be prima facie evidence of the location and legal description of any applicable portion of the Colonial
Rights-of-Way or Related Facility in any dispute between Colonial and PTI relating to this Agreement.

     1.3 Term. The initial term of this Agreement shall be for a period of thirty (30) years from and after the date hereof (the "Initial Term"). Provided that PTI is not in default hereunder, PTI shall have the right to renew the Initial Term for one (1) ten (10) year period (the "Renewal Term"), by giving written notice to Colonial of the exercise of such right not later than twelve
(12) months prior to the expiration of the Initial Term and by paying to Colonial, upon the termination of the Initial Term, the renewal payment described in Article II hereof. PTI's use of its rights hereunder during the Renewal Term shall be on the same terms and conditions as provided in this Agreement. Whenever the word "Term" is used in this Agreement, it shall be deemed to mean the Initial Term together with, if applicable, the Renewal Term.

     1.4  Reversion to Colonial.

          (a) In the event that, as of the fifth (5th) anniversary of the date of this Agreement (the "Reversion Date"), PTI has not installed its Telecommunications Network with respect to at least 2,200 miles of Colonial Rights-of-Way throughout the Colonial System, then PTI shall have the right to issue a Designation Notice, within ten (10) days after said Reversion Date, designating additional Segments of the Colonial Rights-of-Way (and Related Facilities) which, when added to the Segments for which Permits previously have been granted to PTI, will equal 2,200 miles or less. In such event, upon the execution and delivery of appropriate Segment Leases for such additional designated portions of the Colonial Rights-of-Way and Related Facilities, then PTI shall have the right to use such Segments and Related Facilities in accordance with the terms of this Agreement.

          (b) All other portions of the Colonial Rights-of-Way or Related Facilities (i) in which PTI has not then installed its Telecommunications Network; and (ii) that are not then the subject of Designation Notices as described in Subsection 1.4(a) above will revert to Colonial as of the thirtieth
(30th) day after the Reversion Date. If any such reversion occurs, (aa) PTI will have no further rights with respect to such portions of the Colonial Rights-of-Way or Related Facilities (collectively, the "Undeployed Segments and Stations") and (bb) the Undeployed Segments and Stations will no longer be subject to the terms and conditions of this Agreement or the Fiber Optic Access and Purchase Agreement. Additionally, at the end of the second (2nd) year after the Reversion Date, any Segment of the Colonial Rights-of-Way or Related Facilities that is the subject of Designation Notices as described in Subsection 1.4(a) above will be released from the exclusivity restrictions set forth in
Section 3 of the Fiber Optic Access and Purchase Agreement from and after such date unless (x) PTI has then installed its Telecommunications Network within such Segment, or (y) PTI is then proceeding with such installation process in good faith and with diligent efforts. Upon the release of any such

Segments or Related Facilities from said exclusivity restrictions as described in the immediately preceding sentence, PTI shall continue to have the right to install its Telecommunications Network within the applicable Segments and/or at such Related Facilities; provided that PTI's rights under this Agreement with respect to such Segments or Related Facilities then shall be subject to the rights of other parties, if any, claiming by, through or under Colonial; provided, however, that although Colonial acknowledges that it shall not grant "exclusive rights" to any such other parties, PTI acknowledges that there are space limitations within the Colonial Rights-of-Way and that any granting by Colonial of rights to other parties for the last remaining available space within a Segment or portion thereof shall not constitute the granting of "exclusive rights" for the purposes hereof.

     1.5 Use. PTI acknowledges and agrees that the property to be leased to PTI hereunder may be used only for the purpose of installing, constructing, using, operating, maintaining, repairing and replacing a fiber optic telecommunications network consisting of not more than ten (10) telecommunications conduits (the "Conduit(s)") within a given Segment (together with appurtenant and necessarily related Regen Facilities and other telecommunications machinery and equipment (collectively, the "Telecommunications Network")), the exact number and location of Conduits to be located within a given Segment to be determined in accordance with the terms and conditions of Subsection 1.2(b) and Article III hereof.

                                   ARTICLE II
             CONSIDERATION; RENEWAL PAYMENT; OTHER FEES AND EXPENSES

     2.1 Consideration. The parties hereto acknowledge that, pursuant to that certain Contribution Agreement, by and between Colonial and PTI, dated as of November 2, 1999, Colonial and PTI have agreed that, in consideration of Colonial's permission to allow PTI to use designated portions of the Colonial Rights-of-Way as described herein for the Initial Term, Colonial has received, simultaneously with the execution of this Agreement ONE MILLION SIX HUNDRED EIGHTY FOUR THOUSAND ONE HUNDRED FIFTEEN (1,684,115) shares of Series D convertible preferred stock of PTI (collectively, the "PTI Stock").

     2.2  Renewal Payment.

           (a) In the event that PTI exercises its right to extend the Term of this Agreement for the Renewal Term, PTI shall pay to Colonial, on or before the expiration of the Initial Term, a renewal payment equal to the then-current "fair market value" of the Leasehold Interests to be granted herein (the "Renewal Payment").

          (b) Within the thirty (30) day period commencing upon Colonial's receipt of PTI's written notice of renewal as described in Section 1.3 above, Colonial and PTI shall negotiate in good faith in order to determine a mutually satisfactory amount for the Renewal Payment. If Colonial and PTI fail to agree upon the amount of such Renewal Payment within such thirty (30) day period, then the renewal payment will be determined by the following third party independent appraisal procedure:



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

               (i) The parties shall attempt to agree upon a single appraiser; however, if the parties are unable to agree upon an appraiser within fifteen (15) days after the expiration of the thirty (30) day negotiation period described in the first sentence of this Subsection 2.2(b), then each party shall appoint an appraiser within five (5) days after the expiration of the initial fifteen (15) day period. Upon the appointment of the two (2) appraisers, said appraisers, within five (5) Business Days after the appointment of the second appraiser, and before exchanging views as to the question at issue, shall appoint in writing a third appraiser and give written notice of such appointment to the parties. If any appraiser shall not be appointed or agreed upon within the time herein provided, then either of the parties may apply to the United States District Court for the Northern District of Georgia for such appointment. The appraisers shall have thirty (30) days from the date of the appointment of the last appraiser to provide a determination under this Section 2.2.

               (ii) Any appraiser appointed hereunder shall be a member of the MAI and shall have no less than five (5) years experience in the appraisal of comparable assets or rights.

               (iii) In the event any appraiser appointed as aforesaid thereafter shall die or become unable or unwilling to act, such appraiser's successor shall be appointed in the same manner provided in this Section
     2.2 for the appointment of the appraiser so dying or becoming unable or unwilling to act.

               (iv) The question to be  determined by the  appraisers  shall be:
     "What is the then fair market value of the renewal of the rights leased under the Segment Leases?"

               (v) For the purposes of this Section 2.2, the term "fair market value" shall mean the highest price for cash that the rights leased under the Segment Leases would bring in a competitive and open market under all conditions requisite to a fair transaction with the lessor and lessee each acting prudently and knowledgeably, and subtracting therefrom the costs and expenses of such a transaction, including, without limitation, commissions and legal fees and assuming further that (aa) such price is not affected by undue stimulus; (bb) lessor and lessee are typically motivated; (cc) both parties are well-informed or well-advised and are each acting in what it considers its own best interest; (dd) a reasonable time is allowed for exposure on the open market; (ee) payment is made in cash or its equivalent; and (ff) to the extent applicable, that the Telecommunications Facilities to be installed and operated on the Colonial Rights-of-Way in connection with such renewal already have been installed.

               (vi) As applicable, the determination of (aa) the single agreed-upon appraiser, or (bb) the concurring determination of any two of the three appraisers shall be binding upon Colonial and PTI; provided that, in the event no two of the appraisers shall render a concurring determination, then the average of the two appraised values that are closest in amount shall be binding upon Colonial and PTI.

               (vii) The fees and expenses of the appraiser(s) shall be divided equally between the two parties to the transaction.

               (viii) Wherever the determination of "fair market value" of the rights licensed hereunder is at issue, the procedure established in this
     Section 2.2 shall be binding upon Colonial and PTI and shall be a condition precedent to the filing of any action at law or in equity by any party hereto.

          (c) PTI will not be entitled to any return or refund of all or any portion of either the PTI Stock or any Renewal Payment in the event of any termination of this Agreement "for cause" by Colonial or in the event that PTI elects not to use or is prohibited from using any portion of the Colonial Rights-of-Way or Related Facilities for the purposes described herein, including, without limitation, any portions of the Colonial Rights-of-Way that become Undeployed Segments and Stations pursuant to
     Section 1.4 hereof.

     2.3  Expenses.

          (a) Except to the extent that Colonial is obligated for same pursuant to the "Services Agreement" described in Section 3.3 hereof, PTI will be solely responsible for all costs and expenses of any nature whatsoever in connection with:

               (i) all aspects of the Perfection Process (including, without limitation, any payments to the fee owners, ground lessors or lessees of applicable land (collectively, the "Landowners") or to contractors, right-of-way agents and other brokers, agents, consultants or other third parties (collectively, "Right-of-Way Agents") for the purposes of assisting in such Perfection Process (all of the foregoing being collectively referred to as the "Perfection Expenses");

               (ii) the construction, installation, use, operation, maintenance, repair, replacement and/or removal of the Telecommunications Network or any portion thereof in accordance with the requirements of Articles III, IV and IX hereof; and

               (iii)  any  construction,  grading  or other  work of any  nature whatsoever required by any state, county, municipal and/or tribal governments, and/or the appropriate agencies, offices, departments, boards, bureaus, authorities or commissions thereof with jurisdiction over the matter in question (collectively, the "Governmental Authorities") in order to allow the use of applicable portions of the Colonial Rights-of-Way and/or Related Facilities for the deployment of the Telecommunications Network;

          (b) PTI acknowledges that, as of the date hereof, Colonial has not completed the Perfection Process with respect to the Colonial Rights-of-Way, but has substantially completed the Perfection Process with respect to certain segments of the Colonial Rights-of-Way described on Exhibit D attached hereto and made a part hereof (collectively, the "Currently Perfected Segments"). Upon the issuance of a Designation Notice by PTI with respect to a Currently Perfected Segment, PTI will reimburse Colonial for all actual and reasonable

Perfection Expenses for such Currently Perfected Segments, such reimbursement to be made within thirty (30) days of receipt of an invoice from Colonial, and to be calculated in accordance with the methods and procedures described in the Services Agreement.

     2.4 Payments. All rentals, license fees, Renewal Payments, expenses and other payments or reimbursements to be paid by PTI to Colonial hereunder shall be payable in lawful money of the United States of America. All payments shall be made by PTI to Colonial without notice or demand, deduction or offset at the address provided in Section 17.1 hereof.

     2.5 Default Interest. In the event that any payment or reimbursement is not paid within ten (10) days after written notice of such nonpayment is given pursuant to Section 12.1 hereof, then interest shall accrue on such unpaid payment or reimbursement at the "Default Rate" described in Section 17.12 hereof from the date such payment or reimbursement was due until finally paid.

                                   ARTICLE III
                   INSTALLATION OF TELECOMMUNICATIONS NETWORK

     3.1  Perfection; Pre-Installation Determinations.

          (a) The parties hereto agree that PTI shall be obligated to complete the Perfection Process for the right to install the Telecommunications Network and the Colonial Conduit within any discrete portion of a Segment before commencing any "PTI Work" (as defined in Section 3.2 hereof) within such portion, unless PTI receives Colonial's express written permission not to do so, which permission will be based, among other matters, upon PTI's agreement to indemnify Colonial for any liabilities described in Subsection 11.1(c) hereof. PTI will use good faith efforts to obtain Perfection Rights in a manner that provides authority generally to install and operate telecommunications facilities along the Colonial Rights-of-Way, such good faith efforts to be as follows: Prior to and during the Perfection Process, Colonial and PTI will work together to create and modify Perfection Process methodologies that balance (i) Colonial's interest in maximizing "broad form" perfection and (ii) PTI's interest in controlling perfection costs and minimizing delays. If it is determined that there is an incremental cost difference between (aa) broad form perfection and (bb) the minimum Perfection Rights that are necessary in order to install PTI's Telecommunications Network and the Colonial Conduit along the applicable property, then Colonial shall have the option of paying such difference.

          (b) Within thirty (30) days after PTI's designation of a Segment or Related Facility pursuant to Section 1.2 hereof, Colonial, at its own cost and expense, (along with any other potential contractor that PTI may consider for such work) shall prepare a proposal for completion of the Perfection Process, route engineering that may be necessary prior to the installation of the Telecommunications Network ("Route Engineering Work") and the performance of construction management services in connection with installation of the Telecommunications Network ("Construction Management Work"; the Perfection Process, Route Engineering Work and Construction Management Work sometimes collectively referred to as "Perfection and Construction Management Work"). Colonial acknowledges that PTI shall have no obligation to select Colonial for the performance of such Perfection and Construction Management Work; provided, however, that in the event Colonial is not selected to perform such Perfection and Construction Management Work, Colonial nevertheless shall have the right to approve the contractor that will perform such Perfection and Construction Management Work (the "Perfection and Construction Management Contractor") in accordance with the provisions of Subsection 3.2(f) hereof. Colonial also shall have the right to review, supervise and approve, jointly with PTI, the performance of all such Perfection and Construction Management Work and to receive periodic progress reports from the Perfection and Construction Management Contractor (if not Colonial) during the course of performance of the Perfection and Construction Management Work.

          (c) PTI shall notify Colonial in writing upon completion of the Perfection Process as to a Segment of the Colonial Rights-of-Way or a discrete portion of such Segment. Within thirty (30) days after receipt of such notice, Colonial shall notify PTI in writing (the "Colonial Engineering Notice") of:

               (i) the exact location in which PTI may install the Conduits within such Segment of the Colonial Rights-of-Way or the applicable portion thereof (such location to be, whenever possible, running along a centerline located not less than five (5) feet from an outer right-of-way boundary of the Segment in question, but no closer than ten (10) feet from the closest pipeline within the Segment in question); and

               (ii) any special conditions regarding any construction, installation, use or operation that must be conducted within such Segment or the applicable portion thereof or Related Facility and not otherwise generally described herein (including, without limitation, the timing deadlines for the completion of the applicable work on any given Landowner's property) that are necessary, in Colonial's reasonable determination, to prevent or limit material interference with the use, operation and maintenance of Colonial's Pipeline in the applicable portion of the Colonial Rights-of-Way, to prevent any compromising of the safety of the Colonial Pipeline and/or, in the case of construction schedules, to maintain good relations with Landowners on the Colonial Rights-of-Way.

Colonial will attempt to develop general guidelines for such determinations to the extent reasonably feasible in order to provide PTI with appropriate flexibility so long as development is consistent with such guidelines. If PTI's concerns cannot be resolved without re-routing or obtaining additional Perfection Rights, the cost of same shall be borne by PTI.

     (d) If PTI objects to any of the determinations made by Colonial pursuant to Subsection 3.1(c) above or to the determination of the exact number of Conduits to be allowed, as described in the second sentence of Subsection 1.2(b) above, then, upon PTI's written request to Colonial within fifteen (15) days after receipt of the Colonial Engineering Notice (or other notice provided pursuant to Subsection 1.2(b), as applicable), representatives of each party's appropriate departments will meet to discuss the concerns of both parties and possible resolutions. If the parties are not able to resolve the dispute within ten (10) days after the first meeting, then either party may elect to escalate the issue to the senior vice president level and/or any comparable executive-level officer of each party for good faith discussions to resolve the matter. It is the intent of such discussions to find a resolution that protects the safety and integrity of the Colonial System, while minimizing to the extent reasonably possible the harm to PTI that may result from a limitation on the permitted number of Conduits to be developed or other restrictions imposed by Colonial. If, after such discussions, the parties are unable to reach agreement, then the decision of Colonial's applicable executive-level officer shall be final as to the matter in question.

          (e) As referenced in Subsection 1.2(b), Permits shall be prepared and executed upon completion of the Perfection Process and the other pre-installation determinations described in Subsections 3.1(b)-(d) above. Among other matters, said Permits shall have the effect of modifying the applicable Segment Leases by limiting the areas leased to PTI within the Colonial Rights-of-Way to the areas specifically described in the Permits.

          (f) In circumstances in which PTI elects not to install its facilities within a portion of the Colonial Rights-of-Way and instead installs its facilities on land that is adjacent to or within five (5) miles of such portion (the "Rerouted Portion"), PTI agrees (i) to comply with the Perfection Process and other requirements of this Section 3.1 with respect to all parcels of land which are within the Rerouted Portion and which are not owned by, or subject to leases, easements or other right-of-way grants in favor of, utilities or government authorities (including, without limitation, railroad, power companies, pipeline companies, and federal, state or local governments or agencies) and (ii) to provide contemporaneous written notice to Colonial of such reroute, identifying the Rerouted Portion in reasonable detail.

     3.2 Requirements for Installation of the Telecommunications Network and the PTI Work. All work to be performed by or on behalf of PTI in connection with the development, construction, installation, operation, maintenance and repair of PTI's Telecommunications Network within any applicable Segments of Colonial Rights-of-Way or at any Related Facility (collectively, "PTI Work") shall be subject in all events to the following terms and conditions, the satisfaction of which shall be at the sole cost and expense of PTI:

          (a) The plans and specifications for all PTI Work and any modifications thereto must be approved in advance by Colonial and no PTI Work may commence until receipt of such approval, which approval will not be unreasonably withheld. PTI shall deliver to Colonial, for its approval, complete detailed engineering and design plans and specifications for the performance of the PTI Work on the applicable Segment or at the applicable Related Facility, including, without limitation, all construction methods and staging areas to be used in connection with the same. Colonial shall approve, or propose modifications, within thirty (30) days of its receipt of such plans and specifications or revised plans and specifications, as applicable. In the event of any dispute between Colonial and PTI regarding such approval, the matter shall be referred to the Head Engineer of each of PTI and Colonial for resolution.

          (b) All PTI Work shall be performed in a good and workmanlike manner, free and clear of all mechanics' and materialmen's liens and encumbrances related thereto and in accordance with all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, concessions, franchises and similar items of or from all applicable Governmental Authorities with jurisdiction over the applicable portions of the Colonial Rights-of-Way and/or the Related Facilities and the use and operation thereof (including, without limitation, any rules or regulations issued by the Department of Transportation or the Occupational Safety and Health Administration, and all applicable judicial, administrative and regulatory decrees, judgments and orders relating thereto (collectively, "Applicable Laws").

          (c) All PTI Work shall be performed in accordance with the general construction requirements and specifications for work within the Colonial Rights-of-Way or at the applicable Related Facility attached hereto as Exhibit E and made a part hereof (the "Colonial Construction Standards").

          (d) All PTI Work with respect to the initial development, construction and installation of any portion of the Telecommunications Network within any applicable Segments of Colonial Rights-of-Way or at any Related Facilities must be performed in accordance with all general or special conditions or requirements noted on the applicable Permits.

          (e) All PTI Work shall be performed in accordance with all standards or requirements, whether now or hereafter in force, issued by (i) any insurer or insurance carrier, board of fire underwriters or any other company, bureau, organization or entity performing the same or similar functions applicable to the Telecommunications Network, the Colonial
     Pipeline and/or the Related Facilities (collectively, the "Insurance Requirements"); and (ii) the American Society of Mechanical Engineers, the American Petroleum Institute, the National Electrical Safety Code, and the National Association of Corrosion Engineers (collectively, the "Trade Standards").

          (f) All contractors, materialmen, mechanics and any other parties who may perform work in, on or about the Colonial Rights-of-Way or at the applicable Related Facilities for the benefit of the Telecommunications Network pursuant to agreements with PTI (collectively, "Telecommunications Network Contractors") (i) must be approved in advance by Colonial; (ii) must submit for review and approval by Colonial satisfactory evidence of contractor's liability and worker's compensation insurance; and (iii) must acknowledge receipt and review of the Colonial Construction Standards and the potential liability arising out of any breach of the integrity of the adjacent Colonial Pipeline. Colonial and PTI will establish a list of pre-approved contractors and suppliers, and a mechanism to provide for approval by Colonial of parties performing work on the Colonial Rights-of-Way or at the applicable Related Facility in a manner that does not materially delay or interfere with work to be performed on the Colonial Rights-of-Way or at the applicable Related Facility.

          (g) During all phases of the construction and installation of any portion of the Telecommunications Network within any applicable Segments of Colonial Rights-of-Way or at the applicable Related Facility, Colonial shall assign one or more inspectors to work with each PTI construction crew in order to provide construction inspection services with respect to such PTI Work. PTI shall reimburse Colonial for the costs of such inspections within thirty (30) days of receipt of an invoice from Colonial, such reimbursement payment to be calculated in accordance with the methods and procedures described in the Services Agreement. In connection with such inspections, PTI will make available to Colonial and its inspectors, upon Colonial's reasonable request, the PTI personnel and all Telecommunications Network contractors and other agents working for or on behalf of PTI in the performance of the PTI Work.

          (h) All PTI Work must be done in such a manner as will not interfere with in any way whatsoever the use, maintenance, operation, repair and replacement of the adjacent Colonial Pipeline.

          (i) PTI shall provide monthly engineering progress reports and weekly construction progress reports advising Colonial of the status and progress of all PTI Work and any issues of concern arising therefrom.

          (j) PTI shall perform a complete locations survey of the applicable Segment or Related Facility in question, including the staking and marking of the existing Colonial Pipeline and the route of the Telecommunications Network and any applicable Regen Facilities that are a part hereof) in accordance with the Colonial Construction Standards and standard telecommunications industry practices.

          (k) PTI shall prepare field alignment maps showing the route along the Segment in question as well as the property ownership, terrain description, materials and other pertinent information.

          (l) PTI shall prepare railroad, highway, waterway or wetlands crossing permit drawings sufficient for approval by the applicable Governmental Authorities or railroads and obtain any and all other permits necessary for such crossings.

          (m) All PTI Work shall be performed at such a standard of care that equals the Colonial Construction Standards or that which is normal and customary in the telecommunications industry, whichever standard is higher.

          (n) In the event that PTI fails to comply with Colonial safety or operational regulations, and such failure interferes or is likely to interfere with Colonial's operations, Colonial may require that PTI immediately suspend all affected operations on the applicable Segment. Promptly after such suspension, and if such suspension materially and adversely affects PTI's Telecommunications network, within two (2) hours after such suspension, Colonial and PTI each will make available by telephone a representative of upper management, as designated on the escalation list agreed to by the parties, to discuss prompt resolution of the situation. If the parties are unable to resolve the issue by telephone, then Colonial and PTI will escalate the issue to the next higher individual on the escalation list for a face to face meeting at a mutually agreeable location within twenty-four (24) hours of the suspension. The parties thereafter will negotiate in good faith to resolve the issue and prevent the occurrence of similar situations in the future.

     3.3 Services Agreement with Colonial. Notwithstanding the other provisions of this Article III or of Subsection 1.2(b) or Section 4.1 below, the parties hereto acknowledge that Colonial shall not be obligated to execute and deliver to PTI any Segment Lease hereunder prior to the execution by Colonial and PTI of that certain Master Services Agreement (the "Services Agreement"). Such Services Agreement shall set forth, among other matters, the designation by Colonial of specified employees to work within PTI's organization, Perfection Process methodologies, the scope of work for Colonial's performance, if any, of any Perfection and Construction Management Work and inspections with respect to the Colonial Rights-of-Way and Related Facilities (or portions thereof) to be deployed by PTI hereunder and the compensation to be paid to Colonial for such services; however, PTI shall continue to have sole responsibility for all PTI Work hereunder for any applicable Segment to the extent that Colonial has not expressly assumed such responsibility within such Segment pursuant to the terms of the Services Agreement.

     3.4 Completion of PTI Work. Upon the completion of any PTI Work within a designated Segment or Related Facility, PTI shall do the following:

          (a) Perform an as-built survey of the Segment or Related Facility in question and cause any applicable system maps and drawings of Colonial for such particular Segment or Related Facility to be revised and updated as appropriate so that each of PTI and Colonial have at least one full set of revised and updated maps and drawings.

          (b) Deliver to Colonial complete technical specifications for the Telecommunications Network, including all Regen Facilities and any other machinery or equipment placed within the Colonial Rights-of-Way or at a Related Facility, as the case may be.

          (c) Deliver to Colonial equipment manuals for the proper use, operation, maintenance and repair of any portion of the Telecommunications Network, including all Regen Facilities and any other machinery or equipment that is to be or may be maintained by Colonial.

          (d) Deliver to Colonial a certificate from PTI's general contractor(s), certifying that all PTI Work within the applicable Segment or Related Facility has been completed in accordance with the plans and specifications previously approved by Colonial, that all such PTI Work has been paid for, that all Telecommunications Network Contractors have been paid and that no party has any lien rights or claims of lien with respect to any portion of the completed PTI Work for such Segment or Related Facility.

          (e) Obtain any certificates, permits, licenses or approvals required to be obtained by any applicable Governmental Authorities under any Applicable Laws or Trade Standards upon completion of the PTI Work in question including, without limitation, such of the foregoing as may be required for the operation of the Telecommunications Network.

     3.5 Unauthorized Work. In the event that PTI performs any PTI Work along any portion of the Colonial Rights-of-Way or at a Related Facility without obtaining Colonial's approval therefor or completing the Perfection Process with respect to the applicable Segment, or if Colonial determines that any such PTI Work or portion thereof is prohibited by applicable Governmental Authorities or Applicable Laws, then Colonial may require PTI to remove the PTI Work (including any Conduits, Regen Facilities or other improvements installed therein) immediately and to restore the subject property to its original condition, wear and tear and casualty excepted, provided that Colonial will not require such removal for so long as PTI is in good faith contesting or otherwise attempting to resolve such prohibitions. In the event that PTI fails to do so, then Colonial may perform such removal and restoration at PTI's sole cost and expense, without any liability to Colonial.

                                   ARTICLE IV
                        OPERATION, MAINTENANCE AND REPAIR

     4.1 PTI Operation, Maintenance and Repair. Upon completion of any applicable portion of the Telecommunications Network, and during the Term hereof PTI shall be responsible, at its sole expense, for all costs and expenses of the operation of the Telecommunications Network (except only as expressly described in the Fiber Optic Access and Purchase Agreement), and all ordinary and extraordinary maintenance and repair (including, without limitation, the performance of continual monitoring and routine or special inspections) of all aspects of the Telecommunications Network (including, without limitation, any fibers, conduits, Regen Facilities or junctions, line amplifiers and other equipment and machinery that are a part thereof) (collectively, the "PTI Operation and Maintenance Services"), all pursuant to and in accordance with the provisions of Section 3.2 and in compliance with the plans and specifications for the Telecommunications Network approved by Colonial as provided in Section
3.2. PTI shall have no responsibility for, or authorization to perform maintenance or repairs on any portion of the Colonial Pipeline or any other Colonial equipment or machinery located along the Colonial Rights-of-Way or at the Related Facilities.

     4.2   Warranties.   In  the  event  any   maintenance  or  repairs  to  the
Telecommunications Network are required as a result of any breach of any warranty made by any of PTI's manufacturers, contractors or vendors, PTI shall pursue any remedies it may have against such manufacturers, contractors or vendors, and PTI shall reimburse Colonial for any expenses that Colonial has incurred as a result of any such breach of warranty.

     4.3 Subcontractors. PTI may subcontract its obligations under this Article IV; however, in any such event, PTI shall require the subcontractors to meet operations, maintenance and repair standards for the Telecommunications Network that are at least as high as those standards set forth in Section 3.2 of this Agreement. The use of any such subcontractor shall not relieve PTI of any of its obligations hereunder.

     4.4 Colonial Inspections . In addition to the matters described in the Services Agreement, after installation of the Telecommunications Network within any Segment, Colonial shall have the right, but not the obligation, to inspect all or any portion of the PTI Work, including, without limitation, the Telecommunications Network, as Colonial may deem appropriate, such additional inspections to be performed at Colonial's expense. Notwithstanding the foregoing, in the event that Colonial considers special, non-periodic inspections of the PTI Work to be reasonably necessary because of perceived interference with or threats to the use and operation of the adjacent Colonial Pipeline and/or the safety and integrity of such Colonial Pipeline, PTI will pay Colonial for the cost of such special inspections in accordance with the provisions of the Services Agreement.

                                    ARTICLE V
                         PIPELINE MAINTENANCE AND REPAIR

     5.1 Pipeline Maintenance and Repair. Colonial will perform, at its sole expense, all emergency, routine and necessary maintenance, replacements and repair on the Colonial Pipeline and other Colonial equipment located along the Colonial Rights-of-Way and at the Related Facilities, excluding, however, any portion of the Telecommunications Network located at any Related Facility.

                                   ARTICLE VI
                                    INSURANCE

     6.1 Acquisition of Insurance Policies. During the entire Term, Colonial and PTI shall procure and maintain the insurance described in this Article VI (or its then available equivalent). Policy limits shall be reviewed annually and may be adjusted if prudent, considering levels of inflation, risk of loss, premium expenses and other relevant factors.

     6.2 Types of Required Insurance for PTI. PTI shall procure and maintain the following:


          (a) commercial general public liability insurance covering loss or damage resulting from accidents or occurrences on, about or arising out of or in connection with the Telecommunications Network (or the attempted installation thereof) and/or the Segments that may be leased to PTI hereunder, with personal injury, death and property damage combined single limit liability of not less than One Million Dollars ($1,000,000.00)] for each accident or occurrence and in the aggregate. Coverage under such policies shall be broad form and shall include, but shall not be limited to, operations, contractual, owner's and contractor's protective, products and completed operations, environmental pollution, and the use of all owned, non-owned and hired vehicles;

          (b) umbrella liability insurance in an amount not less than Thirty-Five Million Dollars ($35,000,000.00);

          (c) "all risk" or "special" physical damage insurance covering all risks of physical loss or damage to all portions of the Telecommunications Network installed by or on behalf of PTI, with liability limits of not less than one hundred percent (100%) of the then full replacement cost of all such property;

          (d)  contractor's   liability  and  builder's  risk  insurance  during
     performance of all PTI Work and during any subsequent maintenance, repair, modification, or replacement thereof;

          (e) worker's compensation and employer's liability insurance as required by Applicable Laws; and

          (f) such other insurance in amounts from time to time reasonably required by Colonial against other insurable risks if, at the time, such coverage is available at commercially reasonable rates and is commonly obtained with respect to similar improvements or systems.

     6.3 Types of Required Insurance for Colonial. Colonial shall procure and maintain the following:

          (a) commercial general public liability insurance covering loss or damage resulting from accidents or occurrences on or about or arising out of or in connection with the Colonial Pipeline and/or the portions of the Colonial Rights-of-Way not leased to PTI hereunder with personal injury, death and property damage combined single limit liability of not less than One Million Dollars ($1,000,000.00) for each occurrence and in the aggregate. Coverage under such policies shall be broad form and shall include, but shall not be limited to, operations, contractual, owner's and contractor's protective, products and completed operations, environmental pollution, and the use of all owned, non-owned and hired vehicles;

          (b) umbrella liability insurance in an amount not less than Thirty-Five Million Dollars ($35,000,000.00); and

          (c) worker's compensation and employer's liability insurance as required by Applicable Laws.

     6.4 Terms of Insurance. The policies required under Sections 6.2 and 6.3 shall name Colonial or PTI, as applicable, as additional insured(s). Each party shall provide to the other party certificates of insurance and copies of policies obtained by the insuring party hereunder promptly upon the request of the other party. All policies of insurance obtained by a party pursuant to Sections 6.2 or 6.3, as applicable, also:

          (a) shall be written by responsible insurance companies reasonably acceptable to the other party having a Best's rating of "A-VIII" or better;

          (b) shall be written as primary policies with respect to losses arising out of the acts or omissions of the named insured not contributing with and not in excess of any coverage that the other party may carry;

          (c) shall contain an endorsement providing that the amount of coverage will not be reduced with respect to any party except after thirty (30) days' prior written notice from the insurance company to the other party and such coverage may not be cancelled with respect to any party (including, without limitation, for non-payment of premium) except after thirty (30) days' prior written notice from the insurance company to the other party;

          (d) shall contain, if obtainable, a statement that the insurance shall not be invalidated should any insured waive in writing prior to a loss any or all right of recovery against any party for loss accruing to the property described in the insurance policy; and

          (e) shall contain, if obtainable, a provision that no act or omission of the party procuring such insurance shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained.

     6.5 Failure to Maintain Insurance. If either party at any time during the Term fails to procure or maintain any insurance required hereunder or to pay the premiums therefor, the other party shall have the right to procure the same on behalf of the defaulting party and to pay any and all premiums thereon. In such event, any amounts paid by such other party in connection with the acquisition of such insurance shall be immediately due and payable by the defaulting party and interest on the amount so paid shall accrue at the Default Rate.

     6.6  Blanket Policies; Self-Insurance.

          (a) Any insurance required to be carried pursuant to this Article VI may be carried under a "blanket" policy or policies covering other liabilities and locations of Colonial or PTI, as applicable; provided, however, that such policy or policies: (i) shall apply to the property required to be insured by this Article VI and in an amount not less than the amount of insurance required to be carried by Colonial or PTI with respect thereto; and (ii) shall provide that no payment of insurance proceeds under any such policy with respect to any location other than the Telecommunications Network (with respect to PTI) or other than the Colonial Rights-of-Way and/or Related Facilities (with respect to Colonial), shall reduce the amount of insurance available with respect to the Telecommunications Network or to the Colonial Rights-of-Way and/or Related Facilities, as applicable, to an amount below the limits of liability required to be maintained herein.

          (b) The insurance requirements described in this Article VI may be satisfied with respect to the initial One Million Dollars ($1,000,000.00) of liability by any plan of self-insurance from time to time maintained by Colonial or PTI on condition that: (i) the party so self-insuring has and maintains an aggregate net worth of One Million Dollars ($1,000,000.00) or more; and (ii) any party so self-insuring shall furnish to the other party, upon request, evidence of the adequacy of its net worth. The annual report of such party that is audited by an independent certified public accountant shall be sufficient evidence of its net worth. If either Colonial or PTI elects to self-insure pursuant to the provisions set forth herein, or thereafter elects to terminate such self-insurance program, it shall give at least ten (10) days' prior written notice thereof to the other party.

                                   ARTICLE VII
                              INTENTIONALLY OMITTED

                                  ARTICLE VIII
                                  CONDEMNATION

     8.1 Material Taking. If (a) all or any portion of a Segment (or a Related Facility, as applicable) shall be acquired for any public or quasi-public use through taking by condemnation, eminent domain or any similar proceeding, or purchase in lieu thereof (each, a "Taking"); and (b) PTI and Colonial reasonably determine, as applicable, that (i) the Segment or portion thereof cannot, at reasonable cost, continue to be operated for both the existing Pipeline and the operation of the Telecommunications Network, or (ii) the Related Facility or portion thereof cannot, at reasonable cost, continue to be operated for both the existing Colonial Related Facility and the operation of PTI's Regen Facilities thereon (in either such case, a "Material Taking"), then any Permits or Segment Leases applicable to the portion of the Colonial Rights-of-Way or Related
Facility so taken shall cease and terminate as of the date the condemning authority takes title or possession, whichever first occurs and only to the extent that such Permits or Segment Leases apply to the property so taken.

     8.2 Continuation of Agreement. If there is a Taking that is not a Material Taking and this Agreement is not partially terminated as provided in Section 8.1, this Agreement shall remain in full force and effect and any award(s) received thereby shall be apportioned pursuant to Section 8.3 hereof.

     8.3  Apportionment of Award(s) .

          (a) If there is a Taking, whether a Material Taking or otherwise, Colonial and PTI shall be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, or as may be otherwise agreed, taking into consideration the nature of the respective interests of Colonial and PTI in the subject property, as subject to this Agreement.

          (b) If the condemning authority does not make separate awards and the parties are unable to agree as to amounts that are to be allocated to the respective interests of Colonial and PTI, the award shall be allocated as follows: (i) first, if the Taking is not a Material Taking and Colonial and/or PTI elect(s) to restore the property and improvements so taken, then to such party(ies) in the amount(s) equal to the costs and expenses incurred by Colonial and/or PTI in performing any such restoration; (ii) second, to Colonial and PTI in proportional amounts reflecting the respective unamortized cost of any portion of the Colonial Pipeline, Related Facilities and/or Telecommunications Network so taken; and (iii) the balance, if any, shall be distributed in proportion to the amounts of the award allocated to Colonial and PTI pursuant to clause (ii) above.

                                   ARTICLE IX
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF PTI

     9.1 PTI's Representations, Warranties and Covenants. PTI represents, warrants and covenants that:

          (a) PTI is a corporation existing and in good standing under the laws of the State of Delaware,

          (b) PTI has the power and authority to enter into this Agreement and to consummate the transactions provided for herein. This Agreement and all of the documents executed and delivered by PTI constitute the legal, valid, binding and enforceable obligations of PTI and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Agreement.

          (c) The execution, delivery and performance by PTI of its obligations under this Agreement will not conflict with or result in a breach of any Applicable Law by which PTI is bound or by any of the provisions of any contract to which PTI is a party or by which PTI is bound, or PTI's articles of incorporation or by-laws. There is no action, suit, proceeding or investigation pending or, to PTI's knowledge, threatened, before any agency, court or other Governmental Authority that relates to PTI, this Agreement or the installation of the Telecommunications Network contemplated herein that would materially interfere with PTI's ability to perform its rights and obligations hereunder.

          (d) PTI has not made a general assignment for the benefit of creditors, filed any voluntary petition of bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or compromise to its creditors generally.

          (e) PTI warrants and covenants that the installation, use and operation of the Telecommunications Network (and any related maintenance, repair or replacement thereof) shall comply with all Applicable Laws.

          (f) PTI shall obtain (and cause to remain effective for the Term of this Agreement) all rights, licenses, authorizations, permits, consents and other agreements or approvals required by Governmental Authorities (collectively, the "Required Permits") necessary for the installation, use and operation of the Telecommunications Network (including, without limitation, all Conduits, Regen Facilities, cables, fibers or other physical plant facilities or machinery or equipment related thereto). Colonial shall have the right to review and approve all documents evidencing or reflecting the Required Permits.

          (g) PTI will comply with all requirements, conditions and stipulations set forth in any of the Required Permits and in any easements, licenses or other agreements evidencing the rights of Colonial in and to the Colonial Rights-of-Way that have been disclosed to PTI.

          (h) PTI shall notify promptly Colonial of any matters pertaining to any damage or threatened damage to or loss of any portion of the Telecommunications Network, the Colonial Pipeline or any Related Facilities of which it becomes aware.

          (i) PTI shall respect Colonial's right to use the Colonial Pipeline and the Related Facilities. PTI shall not use the Telecommunications Network in a manner that interferes in any way with or adversely affects the Colonial Pipeline or any Related Facility, and PTI shall take all reasonable precautions against, and shall assume liability for, subject to the terms herein, any damage to the Colonial Pipeline or any Related Facility caused by PTI or any of PTI's employees, officers, directors, contractors, agents, licensees and/or concessionaires, as applicable (collectively, the "PTI Parties").

          (j) PTI agrees to cooperate with and support Colonial in connection with the compliance with any government requirements issued by any Governmental Authority applicable to the Telecommunications Network.

          (k) PTI shall pay when due all charges for public or private utility services to or for any portion of the Telecommunications Network during the Term, including, without limitation, all charges for electricity, water, sewer, storm water drainage, gas, telephone and/or garbage collection.

          (l) PTI shall pay when due the following, as they arise during the Term (collectively, the "Impositions"): (i) all real property taxes, assessments, fees or payments in lieu thereof due with respect to the Telecommunications Network, or any portion thereof, or any personal property or intangibles located in or used in connection with the Telecommunications
Network; (ii) any and all sales, use, income, gross receipts or other taxes assessed on the basis of revenues received or accrued by PTI arising out of its use of the Telecommunications Network; and (iii) all other taxes, assessments, excises, levies, license fees, permit fees, franchise fees, inspection fees and similar charges assessed, levied, or imposed on any occupancy, use or possession of the Telecommunications Network, including those based upon the physical location of the Telecommunications Network and/or the construction thereof in, on or along any public road, highways, waterways or rights-of-way, or any part thereof. Notwithstanding the foregoing, PTI shall have no responsibility for (x) any tax based in whole or in part on Colonial's income from this Agreement or the Fiber Optic Access and Purchase Agreement; (y) any taxes that are the responsibility of Colonial pursuant to Subsection 7(g) of the Fiber Optic Access and Purchase Agreement; or (z) any other real property taxes or assessments with respect to the Colonial Rights-of-Way other than those set out in clause (i) of this Subsection 9.1(l) above. PTI shall have the right to make a claim, and Colonial shall cooperate reasonably with PTI, for refund, rebate, reduction or abatement of any such Impositions.

                                    ARTICLE X
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF COLONIAL

     10.1 Colonial's Representations, Warranties and Covenants. Colonial represents, warrants and covenants that:

          (a) Colonial is a corporation existing and in good standing under the laws of the State of Delaware,

          (b) Colonial has the power and authority to enter into this Agreement and to consummate the transactions provided for herein. This Agreement and all of the documents executed and delivered by Colonial constitute the legal, valid, binding and enforceable obligations of Colonial and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Agreement.

          (c) The execution, delivery and performance by Colonial of its obligations under this Agreement will not conflict with or result in a breach of any Applicable Law by which Colonial is bound or by any of the provisions of any contract to which Colonial is a party or by which Colonial is bound, or Colonial's articles of incorporation or by-laws. There is no action, suit, proceeding or investigation pending or, to Colonial's knowledge, threatened, before any agency, court or other Governmental Authority that relates to Colonial, this Agreement, the Colonial Pipeline or any Related Facility.

          (d) Colonial has not made a general assignment for the benefit of creditors, filed any voluntary petition of bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or compromise to its creditors generally.

          (e) Colonial shall promptly notify PTI of any matters pertaining to any damage or threatened damage to or loss of any part of the Telecommunications Network of which Colonial becomes aware.

          (f) Colonial shall respect PTI's right to use the Telecommunications Network. Colonial shall take all reasonable precautions against, and shall assume liability for, subject to the terms herein, any damage to the Telecommunications Network caused by Colonial or any of Colonial's employees, officers, directors, contractors, agents, licensees and/or concessionaires, as applicable (collectively, the "Colonial Parties").

          (g) Colonial agrees to cooperate with and support PTI in connection with the compliance with any government requirements issued by any Governmental Authority and applicable to the Telecommunications Network.

          (h) Except as expressly stated in Subsections 10.1(a)-(g) above, Colonial makes no warranty to PTI or any other person or entity, whether express, implied or statutory, as to the description, quality, merchantability, completeness or fitness for any purpose of the Colonial Rights-of-Way (including, without limitation, for the purposes for which PTI may use the Colonial Rights-of-Way hereunder), or as to any other matter, all of which warranties are hereby excluded and disclaimed.

                                   ARTICLE XI
                    INDEMNIFICATION; LIMITATION OF LIABILITY

     11.1 Indemnification by PTI. PTI hereby indemnifies and holds harmless Colonial, the Colonial Parties and Colonial's affiliates and shareholders and their respective employees, officers, directors, contractors, agents, licensees and concessionaires (collectively, the "Colonial Indemnified Parties") from and against any liability, loss, damage, claim or cause of action of any kind or nature (including damage to property and injury to or death of persons) whether actual or alleged, or payments to any person in compromise of settlement thereof, whether or not liability has been shown or can be known, and any costs or expenses in connection therewith (including, without limitation, reasonable court costs, costs of litigation and attorneys' fees and expenses incurred in enforcing same) arising out of or in connection with PTI's use of the leasehold rights granted herein (but only to the extent such claims do not arise from the negligence, gross negligence or willful misconduct of a Colonial Indemnified Party), including, without limitation:

          (a) third party claims, or any death or personal injury to, or loss or damage to any property of, a Colonial Indemnified Party, to the extent any of the foregoing is caused in whole or in part by the presence of the Telecommunications Network on any portion of the Colonial Rights-of-Way or at any Related Facility or the performance of any PTI Work or PTI Operation and Maintenance Services by PTI or any PTI Parties on or along the Colonial Rights-of-Way or at any Related Facility;

          (b) penalties, fines or forfeitures imposed by any Governmental Authority arising out of any failure or refusal by any PTI Party to comply with Applicable Laws applicable to the installation, operation, use, maintenance or repair of the

     Telecommunications Network (including, without limitation, any inadvertent effect the same may have on the Colonial Pipeline or any Related Facility); and

          (c) any other liability arising out of or resulting from the acts or omissions, negligent or otherwise, of any PTI Party or in connection with a breach by PTI of any of its obligations under this Agreement, including, without limitation, liabilities arising out of PTI's failure to obtain easement, license, lease or other Perfection Rights from any Landowner so as to allow PTI to install, operate and maintain the Telecommunications Network through designated Segments of the Colonial Rights-of-Way, it being acknowledged, however, that nothing in this Subsection 11.1(c) shall limit or restrict in any manner the obligations and restrictions contained in Subsection 3.1(a) hereof.

     11.2 Indemnification by Colonial. Colonial hereby indemnifies and holds harmless PTI, the PTI Parties and PTI's affiliates and shareholders and their respective employees, officers, directors, contractors, agents, licensees and concessionaires (collectively, the "PTI Indemnified Parties") from and against any liability, loss, damage, claim or cause of action of any kind or nature (including damage to property and injury to or death of persons) whether actual or alleged, or payments to any person in compromise of settlement thereof, whether or not liability has been shown or can be known, and any costs or expenses in connection therewith (including, without limitation, reasonable court costs, costs of litigation and attorneys' fees and expenses incurred in enforcing same) arising out of or in connection with Colonial's operation of the Colonial Pipeline and the Related Facilities (but only to the extent such claims do not arise from the negligence, gross negligence or willful misconduct of a PTI Indemnified Party, including, without limitation:

          (a) third party claims, or any death or personal injury to, or loss or damage to any property of, a PTI Indemnified Party, to the extent any of the foregoing is caused in whole or in part by the presence of the Colonial Pipeline or the Related Facilities;

          (b) penalties, fines or forfeitures imposed by any Governmental Authority arising out of any failure or refusal by any PTI Party to comply with Applicable Laws applicable to the installation, operation, use, maintenance or repair of the Colonial Pipeline or any Related Facility (including, without limitation, any inadvertent effect the same may have on the Telecommunications Network; and

          (c) any other liability arising out of or resulting from the acts or omissions, negligent or otherwise, of any Colonial Party or in connection with a breach by Colonial of any of its obligations under this Agreement.

     11.3 Limitation of Liability. In no event will Colonial be liable to PTI for any interruption of or interference with the Telecommunications Network arising out of any cause whatsoever, except to the extent caused by Colonial's gross negligence or willful misconduct.

     11.4 No Consequential or Special Damages. Neither party hereto will be liable to the other for any incidental, punitive, indirect, consequential or special damages suffered by the other, including lost profits, lost savings or loss of use.

     11.5 Legal Proceedings. If any action, suit or proceeding is brought against a party to which any indemnity is described in Sections 11.1 or 11.2, the indemnifying party, upon the request of the indemnified party, and at the indemnifying party's expense, shall resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated by the indemnifying party and approved by the indemnified party. The obligations of the indemnifying party under this Section 11.5 relating to any matter subject to indemnification under this Agreement that occurs, arises, or accrues during the Term shall survive the expiration or earlier termination of this Agreement. The indemnified party, at its sole expense, also shall be entitled to appear, defend or otherwise take part in the matter involved, at its election, by separate counsel of its own choosing. The indemnifying party will not settle any claim without the prior written approval of the indemnified party, which approval shall not be unreasonably withheld or delayed. The indemnified party will be entitled to settle any claim on terms it deems appropriate. The parties will treat any settlement of any claim and the terms of the settlement as confidential information.

                                   ARTICLE XII
                                     DEFAULT

     12.1  Event of  Default by PTI.  Subject  to the other  provisions  of this
Article XII, the occurrence of any of the following shall constitute an "Event of Default" by PTI hereunder:

          (a) Failure by PTI to make any payment owed to Colonial hereunder within ten (10) days after written notice thereof is given to PTI by Colonial;

          (b) Failure by PTI to maintain any of the insurance coverage required hereunder, or to pay any of the premiums to be paid with respect thereto, and such failure continues for a period of fifteen (15) days after written notice thereof is given to PTI by Colonial;

          (c) PTI breaches or fails to perform, comply with or observe any other term, covenant, warranty, condition, agreement or undertaking contained in or arising under this Agreement other than those referred to in Subsections 12.1(a) and (b) above, and such occurrence or failure continues for a period of thirty (30) days after written notice thereof is given by Colonial to PTI; provided, however, that if such default is a non-monetary default and is not susceptible of being cured within said thirty (30) day period, then no Event of Default shall occur hereunder if PTI commences commercially reasonable efforts to cure such default within such thirty
     (30) day period and diligently pursues the same to completion within a reasonable time thereafter, not to exceed a total of one hundred fifty
     (150) days;

          (d) The subjection of any right or interest of PTI under this Agreement to attachment, execution or other levy, or to seizure under legal process, if not released within sixty (60) days;

          (e) PTI shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or commence any proceedings under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed against PTI any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of ninety (90) days of more; or PTI, by any act or omission, indicates its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or suffers any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

          (f) PTI generally is unable to pay its debts as such debts become due.

     12.2 Effect of Arbitration. Notwithstanding the provisions of Section 12.1 hereof, if the Event of Default or the asserted default giving rise to same is subject to arbitration pursuant hereto, and the existence of such Event of Default or asserted default is being contested by the party assertedly in default, then, if and so long as such party is cooperating and acting in good faith to complete the arbitration proceeding with respect thereto as expeditiously as possible, the time for curing such asserted default shall commence upon the rendering of the arbitration decision with respect thereto, or other resolution thereof, whichever occurs first.

     12.3 Remedies of Colonial.

          (a) In addition to all of the rights and remedies available to Colonial by law or equity (other than termination of this Agreement which shall be available as a remedy for an Event of Default only as provided in this
Section 12.3), at any time after the occurrence of any Event of Default on the part of PTI:

               (i) in the event that such Event of Default is a recurring and/or flagrant breach of this Agreement and materially and adversely affects the safety or operation of the Colonial Pipeline, Colonial shall have the right to terminate this Agreement immediately upon written notice to PTI; and

               (ii) in the event that such Event of Default is not of the type and nature described in clause (i) of this Subsection 12.3(a), but constitutes a material breach of a material covenant of PTI under this Agreement, Colonial shall have the right, upon written notice to PTI, to suspend immediately all then pending and future installation, construction and/or deployment of the Telecommunications Network on or about any

     Segment or applicable portion thereof with respect to which the Event of Default has occurred until such time as the applicable Event of Default is cured or PTI demonstrates to Colonial's reasonable satisfaction that PTI has taken such steps and/or implemented such procedures so that the particular Event of Default in question will not recur.

          (b) In the event of any failure on the part of PTI to pay any sum of money, or to do any act or to satisfy any of the obligations or covenants that it is required to pay, do or perform under the provisions of this Agreement, Colonial, at its option, after notice to PTI, may pay any or all of such sums, or perform any or all of such acts, obligations or covenants or incur any other expense whatsoever in order to remedy such failure on the part of PTI. In such event, PTI shall reimburse Colonial for all costs and expenses of any nature whatsoever incurred by Colonial in connection therewith, together with interest at the Default Rate provided in Section 17.12 hereof, such interest to be calculated from and after the date payment is made by Colonial or the expense is incurred.

     12.4 Effect of Termination. At the expiration of the Term or any earlier termination of this Agreement, whether pursuant to this Article XII or otherwise, all rights and privileges of PTI and all duties and obligations of Colonial hereunder shall terminate. Within one hundred eighty (180) days thereafter, PTI shall remove all above-ground facilities of the Telecommunications Network and only such underground facilities that Colonial reasonably requests be removed so as to avoid future interference with Colonial pipeline operations; provided, however, that PTI may remove fiber optic cables from within any Conduits (but not the actual Conduits) if such removal of fiber optic cables may be performed without the use of heavy machinery in and about the Colonial Rights-of-Way and without the need to dig or excavate within any portion of the Colonial Rights-of-Way. Any facilities not removed within the foregoing time period shall become the sole property of Colonial, free and clear of any and all claims of PTI, without the payment of compensation or consideration of any kind to PTI. Immediately upon such termination of the Agreement, and without further notice to any other party, Colonial shall have the right to assert, perfect, establish or confirm all rights reverting to Colonial by reason of such termination by any means permitted by law. Subject only to the rights and obligations of PTI to remove certain facilities as described in the second sentence of this Section 12,4, and the continuing rights of any bona fide third party purchasers or assignees who have complied with the provisions of Subsections 15.1(c) or (d) hereof, as applicable, such rights shall include, without limitation, the right to take possession of the property leased to PTI hereunder, together with all improvements thereto, fixtures therein and any other alterations or improvements that may have been made to the property leased hereunder (including, without limitation, the Telecommunications Network), with or without process of law, and to remove, at the option of Colonial, any such items from the property licensed to PTI hereby, thereby wholly terminating any right, title, interest or claim of or through PTI as to such property. If Colonial exercises any such rights, it shall not incur any liability to PTI for any damage caused or sustained by reason of such entry or removal, except for damage resulting from Colonial's gross negligence or willful misconduct in effecting such removal.

     12.5 Event of Default by Colonial.

          (a) Subject to the other provisions of this Article XII, it shall be an Event of Default by Colonial hereunder if Colonial shall be in breach of, or Colonial shall fail to perform, comply with or observe any term, covenant, warranty, condition, agreement or undertaking contained in or arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof is given by PTI to Colonial; provided, however, if such default is a non-monetary default and is not susceptible of being cured within thirty (30) days, no Event of Default shall have occurred hereunder by Colonial if it commences commercially reasonable efforts to cure such default within such thirty (30) day period and diligently pursues the same to completion within a reasonable time thereafter, not to exceed a total of one hundred fifty (150) days.

          (b) At any time after the occurrence of an Event of Default on the part of Colonial, PTI may exercise any and all rights or remedies available to PTI at law or in equity, subject only to any limitations expressly set forth in this Agreement.

     12.6 No Waivers. No failure by any party hereto to insist upon the strict performance of any provisions of this Agreement or to exercise any right, power or remedy consequent to any breach thereof, and no waiver of any such breach, during the continuance thereof, shall constitute a waiver of any such breach or of any such provision or otherwise be deemed to affect or alter this Agreement. In any such event, this Agreement shall continue in full force and effect, and the rights of any party hereto with respect to any other then-existing breach or subsequent breach shall remain unaffected thereby.

     12.7 No Remedy Exclusive. Except as expressly provided in this Article 12, no remedy herein conferred or reserved to Colonial or PTI is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative, and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. The exercise of any right or remedy should not be construed as an election of remedies and shall not preclude the right to exercise any other right or remedy. No delay or failure to exercise any right or power accruing upon any default or Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Colonial or PTI to exercise any remedy reserved to Colonial or PTI in this Article XII, it shall not be necessary to give any notice, other than such notice as is herein expressly required by this Agreement.

     12.8 Force Majeure. Neither party shall be in default under this Agreement with respect to any delay in such party's performance, and all time periods shall be deemed suspended, to the extent resulting from any of the following conditions: act of God, fire, flood, material shortage or unavailability, lack of transportation, compliance with Applicable Laws, war or civil disorder, or any other cause beyond the reasonable control of such party, provided that the party claiming relief under this Section 12.8 shall notify the other party promptly in writing of the existence of the event upon which such relief is claimed and further as to the cessation or termination of said event. The party claiming relief under this Section 12.8 shall exercise reasonable efforts to minimize the time for any such delay.

     12.9 No Personal Liability. Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article XII and shall be entitled to enforce the obligations of this Article XII.

                                  ARTICLE XIII
                 VOLUNTARY REMOVAL OF TELECOMMUNICATIONS NETWORK

     13.1 Removal of Telecommunications Network by PTI. Provided that an Event of Default by PTI is not continuing to be in effect at such time, PTI may remove any portion of the Telecommunications Network from any Segment (except for the Colonial Conduit and any Regen Facility or other Related Facility that PTI has made available for use by Colonial in connection with the Colonial Conduit, all of which must remain in place and intact in all events) (it being acknowledged herein that PTI has no obligation hereunder to provide any such Regen Facility or Related Facility for Colonial's use), provided that as to underground facilities, PTI will provide Colonial with written notice of its intention so to remove, given (a) at least thirty (30) days prior to the date of such removal, and (b) not less than one (1) year prior to the expiration of the Term. Such notice also will state whether PTI intends to replace the underground portion of the Telecommunications Network so removed. Upon the occurrence of an Event of Default, PTI's rights of removal hereunder shall be suspended until such time as such Event of Default has been cured.

                                   ARTICLE XIV
                                   ARBITRATION

     14.1 Arbitration. In the event any dispute or disagreement arising between Colonial and PTI in connection with this Agreement or the Fiber Optic Access and Purchase Agreement is not settled to the mutual satisfaction of Colonial and PTI within thirty (30) days from the date that either party informs the other in writing that such dispute or disagreement exists, then either party may demand arbitration by notifying the other party in writing (a "Notice of Arbitration") in accordance with the notice provisions of Section 17.1. The Notice of Arbitration shall describe the reasons for such demand, the amount involved, if any, and the particular remedy sought.

     14.2 Selection of Arbitrators. The parties shall attempt to agree upon a single arbitrator; however, if the parties are unable to agree upon a single arbitrator within fifteen (15) days after the Notice of Arbitration, then each party shall select an arbitrator within five (5) Business Days of the expiration of the initial fifteen (15) day period. Upon the appointment of the two arbitrators, and before exchanging views as to the question at issue, said two arbitrators so selected shall appoint in writing a third arbitrator within ten (10) days of the selection of both of the first two arbitrators and shall give written notice of such appointment to the parties. If the two arbitrators fail to appoint a third arbitrator in a timely manner, then either party may apply to the United States District Court for the Northern District of Georgia for the appointment of such third arbitrator.

     14.3  Qualified  Arbitrator.  Any  arbitrator  selected in accordance  with
Section 14.2 shall be a natural person not employed by either of the parties or any parent or affiliated partnership, corporation or other enterprise thereof and shall be knowledgeable and experienced in the matters sought to be
arbitrated.   In  the  event  that  the  matter  to  be  arbitrated  deals  with construction or engineering issues, the arbitrator so appointed shall be experienced and knowledgeable in the construction and engineering industry as it relates to the nature of the structure to which such arbitration applies. In the event any arbitrator selected as aforesaid thereafter shall die or become unable or unwilling to act, such arbitrator's successor shall be selected in the same manner provided in Section 14.2.

     14.4 Arbitration Hearing; Discovery; Venue. The arbitration hearing shall commence within thirty (30) calendar days of appointment of the single or third arbitrator, as applicable, as described in Section 14.2. There shall be no dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrators. All arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except that discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. Venue of any arbitration hearing pursuant to this Article XIV shall be in the metropolitan Atlanta, Georgia area. Each party shall bear the cost of preparing and executing its own case.

     14.5 Decision. The arbitrators' decision shall be made in no event later than thirty (30) calendar days after the conclusion of the arbitration hearing described in Section 14.4. The award shall be final and binding upon the parties and shall include written findings of law and fact, and judgment may be entered thereon by either party in any court having competent jurisdiction thereof. The arbitrators may award specific performance of this Agreement. The arbitrators may also require remedial measures as part of any award. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties hereto unless the award otherwise provides.

     14.6 Non-Binding in Certain Events. Notwithstanding any provision to the contrary in this Article XIV, the obligation herein to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or to prevent irreparable injury pending resolution by arbitration of the actual dispute.

                                   ARTICLE XV
                                   ASSIGNMENT

     15.1 Assignment by PTI.

          (a) Except as expressly provided in this Section 15.1 below, PTI shall not assign or otherwise transfer this Agreement or its rights, covenants, liabilities or obligations hereunder, in whole or in part, to any other party without the prior written consent of Colonial. Nothing herein shall prohibit PTI from involving strategic or co-development partners or customers in connection with its performance hereunder, on such terms as PTI may determine in its sole discretion, provided (i) all such activities are conducted in accordance with the terms of this Agreement; (ii) PTI shall not be released from, and shall remain fully liable to Colonial for all of its covenants, liabilities and obligations hereunder and the acts or omissions of all parties claiming by, through or under PTI; (iii) PTI remains the sole point of contact with Colonial; and (iv) all activities of parties claiming by, through or under PTI on Colonial Rights-of-Way are conducted under PTI's supervision.

          (b) PTI shall have the right, without Colonial's consent, to assign or otherwise transfer this Agreement (i) to any entity that, indirectly or directly, is controlled by, controls or is under common control with PTI, or to any entity into which PTI may be merged or consolidated or which purchases all or substantially all of the assets of PTI; or (ii) as collateral in connection with any financings by any lender; provided, however, that (x) any such assignment or transfer described in this Subsection 15.1(b) shall be subject and subordinate in all respects to this Agreement and to Colonial's rights as the owner of the Colonial Rights-of-Way; (y) any such assignee or transferee described in clause (i) above shall continue to perform PTI's obligations to Colonial under the terms and conditions of this Agreement; and (z) any lender described in clause (ii) above shall have the right to assume all (but not part) of PTI's rights and obligations under this Agreement. In the event of any permitted partial assignment of any rights hereunder or in any portion of the Telecommunications Network, PTI shall remain the sole point of contact with Colonial.

     15.2 Assignment by Colonial. Colonial shall have the right to assign, license or otherwise transfer this Agreement and/or its rights or obligations hereunder as it pertains to a particular Segment (or discrete portion thereof) of the Colonial Rights-of-Way, in connection with a sale or other transfer of Colonial's rights within such Segment (or discrete portion thereof), to any third party; provided, however, that any such assignment or transfer shall be made subject to the terms and conditions of this Agreement and any such assignee or transferee shall continue to perform Colonial's obligations to PTI under the terms and conditions of this Agreement. Colonial also shall have the right, without PTI's consent, to assign or otherwise transfer this Agreement and/or its rights or obligations hereunder: (i) to any entity that, indirectly or directly, is controlled by, controls or is under common control with Colonial, or to any entity into which Colonial may be merged or consolidated or which purchases all or substantially all of the assets of Colonial; or (ii) as collateral in connection with any financings by any lender.

     15.3 Binding Upon Successors and Assigns. This Agreement and each of the parties' respective rights and obligations under this Agreement, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

                                   ARTICLE XVI
                                 CONFIDENTIALITY

     16.1 Confidentiality. If either party provides confidential information to the other in writing and it is identified as such, the receiving party shall protect the confidential information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information. Neither party shall be required to hold confidential any information that (a) becomes publicly available other than through the recipient; (b) is required to be disclosed by a Governmental Authority or Applicable Law; provided, however, that the information disclosed is limited to the existence and general nature of the relationship between the parties, including, as required, the scope, approximate revenues, purposes and expectations related to such relationship and a description of any disputes relating thereto; (c) is independently developed by the disclosing party; or (d) becomes available to the disclosing party without restriction from a third party. These obligations shall survive any expiration or termination of this Agreement.

                                  ARTICLE XVII
                                  MISCELLANEOUS

     17.1 Notices. All notices, demands, requests, or other writings delivered pursuant to this Agreement shall be in writing and may be given personally or may be delivered by depositing the same in the United States mail, certified, registered or equivalent, return receipt requested, postage prepaid, properly addressed, and sent to the following addresses:

            If to Colonial:    Colonial Pipeline Company
                               945 E. Paces Ferry Rd., N.E.
                             Atlanta, GA 30326-0855
                               Attention:  General Counsel
                                Fax: 404-841-2315

            with a copy to:    Arnall Golden & Gregory, LLP
                               1201 West Peachtree Street, Suite 2800
                               Atlanta, Georgia 30309-2450
                               Attention: Donald I. Hackney, Jr., Esquire
                                Fax: 404-873-8639

            If to PTI:         Pathnet Telecommunications, Inc.
                               1661 Gateway Boulevard
                               Richardson, Texas  75080
                               Attention:  Senior Vice President, Engineering
                                Fax: 972-231-9728
            with a copy to:    Pathnet Telecommunications, Inc.
                               11720 Sunrise Valley Drive
                               Reston, Virginia 20191
                               Attention:  General Counsel
                                Fax: 703-390-2800

or to such other address as either party may from time to time designate by written notice to the other party. Notices given by mail as aforesaid shall be deemed received and effective as of the first Business Day following such dispatch; provided, however, that if any such notice or other communication also shall be sent by telecopy or fax machine, such notice shall be deemed given at the time and on the date of machine transmittal if the sending party receives a written send verification on its machines and forwards a copy thereof with its mailed or courier delivered notice or communication.

     17.2 No Partnership. Nothing contained herein or in any instrument relating hereto shall be construed as creating a partnership or joint venture between Colonial and PTI or between Colonial and any other party, or cause Colonial to be responsible in any way for the debts or obligations of PTI or any other party.

     17.3 Time of the Essence. Time is hereby expressly declared to be of the essence of this Agreement and of each and every term, covenant, agreement, condition and provision hereof.

     17.4 Entire Agreement. Except for the Services Agreement and the Fiber Optic Access and Purchase Agreement, this Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement.

     17.5 Captions. The captions of this Agreement and the table of contents preceding this Agreement are for convenience and reference only, and are not a part of this Agreement, and in no way amplify, define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

     17.6 Meaning of Terms. Words of any gender in this Agreement shall be held to include any other gender and words in the singular number shall be held to include the plural when the sense requires.

     17.7 Agreement Construed as a Whole. The language throughout this Agreement shall be construed as a whole according to its fair meaning and neither strictly for nor against Colonial or PTI.

     17.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

     17.9 Survival. Each provision of this Agreement that may require the payment of money by, to or on behalf of Colonial or PTI or third parties after the expiration of the Term hereof or its earlier termination shall survive such expiration or earlier termination.

     17.10 Amendment. This Agreement may be modified or amended only in writing, signed by a duly authorized officer of both Colonial and PTI.

     17.11 Attorneys' Fees. In any proceeding or controversy associated with or arising out of this Agreement or a claimed or actual breach thereof, or in any proceeding to recover the possession of the property leased hereunder, the prevailing party shall be entitled to recover from the other party as a part of the prevailing party's costs, reasonable attorney's fees, the amount of which may be fixed by the court and may be made a part of any judgment rendered. For the purposes of this Agreement, the term "reasonable attorneys' fees" shall mean legal fees actually incurred by a party at the normal and customary hourly rates of attorneys experienced in the area of law in dispute and shall not be based upon a percentage of any amount of any judgment, notwithstanding any statutory or other presumption to the contrary.

     17.12 Interest. Except as otherwise specifically provided herein, any amounts due from one party to the other pursuant to the terms of this Agreement, including amounts to be reimbursed one to the other, shall bear interest from the due date or the date the right to reimbursement accrues at (a) the rate published or publicly announced most recently prior to such date as the lowest rate charged by Citibank, N.A., or its successor, for commercial, short-term unsecured loans, plus (b) two percent (2%) (such sum being referred to herein as the "Default Rate"); provided, however, that such Default Rate shall not exceed, in any event, the highest rate of interest which may be charged under Applicable Law without the creation of liability for penalties or rights of offset or creation of defenses. For purposes of interest calculations unless otherwise provided herein, the due date of any amount or the date from which a right to reimbursement accrues shall be deemed to be the date from which interest accrues.

     17.13 Governing Law. This Agreement shall be construed according to and governed by the laws of the State of Georgia.

     17.14 Business Days. For the purposes of this Agreement, a "Business Day" shall mean a day on which banks are required to open for the conduct of banking business at their principal offices under the laws of the State of Georgia. If this Agreement provides for the performance of any obligation or the expiration of any time period on or no later than a day that is not a Business Day, then the applicable day of performance or expiration of the time period shall be extended until the next succeeding Business Day.

     17.15. Reference Date of Agreement. For reference purposes, the date of this Agreement shall be the date on the first page hereof, irrespective of the date Colonial or PTI actually executes this Agreement.

     17.16 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same agreement.

     17.17 Exhibits. The Exhibits to this Agreement are:

              EXHIBIT                       DESCRIPTION
              -------                       -----------
              Exhibit A               System Map
              Exhibit B               Form of Segment Lease
              Exhibit C               Form of Right-of-Way Permit
              Exhibit D               Currently Perfected Segments
              Exhibit E               General Colonial Construction Standards

     IN WITNESS WHEREOF, Colonial and PTI have executed this Agreement as of the day and year first above written.

                                    COLONIAL:

                                    COLONIAL PIPELINE COMPANY,
                                    a Delaware corporation


                                       By:/s/ D.L. Lemmon
                                         ----------------------------------
                                         Name: D.L. Lemmon
                                               ----------------------------
                                         Its:  President and Chief Executive
                                                  Officer
                                               ----------------------------


                                                           [CORPORATE SEAL]


                                      PTI:

                                    PATHNET TELECOMMUNICATIONS, INC.,
                                    a Delaware corporation


                                       By: /s/ Richard Jalkut
                                         ----------------------------------
                                         Name:    Richard Jalkut
                                               ----------------------------
                                         Its:     CEO
                                               ----------------------------

                                    EXHIBIT A

                                   SYSTEM MAP

                            (Map of Colonial System)

                                    EXHIBIT B

                              FORM OF SEGMENT LEASE

- ------------------------------------------------------------------------------

                                  SEGMENT LEASE

         THIS SEGMENT LEASE (the "Segment Lease"), made this ____ day of ____________, ____, between COLONIAL PIPELINE COMPANY ("Lessor") and PATHNET TELECOMMUNICATIONS, INC. ("Lessee").

                              W I T N E S S E T H:

         WHEREAS, Lessor and Lessee heretofore have entered into that certain Master Right-of-Way Lease Agreement (the "Master Lease Agreement"), dated as of March 30, 2000;

         WHEREAS, pursuant to the Master Lease Agreement, Lessee has executed and delivered to Lessor a "Designation Notice", conforming in form and substance to the requirements of said Master Lease Agreement;

         WHEREAS, said Designation Notice describes a "Segment" of the "Colonial Rights-of-Way", which Segment is more particularly described on Exhibit A attached hereto and incorporated herein; and

         WHEREAS, Lessor and Lessee desire to enter into this Segment Lease Agreement, in accordance with the terms of the Master Lease Agreement, in order to evidence the leasing of the Segment to Lessee, subject to all of the terms and conditions hereof and in the Master Lease Agreement.

         NOW, THEREFORE, for and in consideration of the covenants contained herein, the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

         1. All capitalized terms used herein and not otherwise defined herein shall have the same meaning as ascribed to such terms in the Master Lease Agreement.

         2. Subject to Section 4 hereof, Lessor hereby leases to Lessee the Segment on the terms and conditions contained herein and in the Master Lease Agreement.

         3. The term of this Segment Lease shall commence on the date hereof and, if not otherwise terminated in accordance herewith or in accordance with the Master Lease Agreement, shall terminate at the expiration of the "Term".

         4. The parties hereto acknowledge that, after completion of the "Perfection Process" with respect to the Segment, Lessor shall execute and deliver to Lessee a "Permit" for the Segment, in substantially the form set forth on Exhibit C to the Master Lease Agreement. Notwithstanding any other provision herein to the contrary, the parties hereto further acknowledge and agree that, upon the issuance of such Permit with respect to the Segment described herein, this Segment Lease shall terminate automatically, without the requirement of any additional action or documentation on the part of either party, with respect to all portions of the Segment for which Lessee is not granted specific rights to use under the terms of the applicable Permit.

         5. The Master Lease Agreement shall govern and control the use of the Segment and, upon the issuance of the Permit, the applicable portion of the Segment described therein. Lessor and Lessee shall comply with all obligations contained in the Master Lease Agreement that apply to the Segment or the applicable portion thereof and Lessor and Lessee shall have all rights and remedies contained in the Master Lease Agreement with respect thereto. Without limiting in any way the foregoing, Lessee shall not have the right to commence any "PTI Work" until compliance by Lessee with the applicable provisions of Sections 3.1 and 3.2 of the Master Lease Agreement.

         6. In the event of any inconsistency between any of the terms hereof and any of the terms of the Master Lease Agreement, the applicable terms of the Master Lease Agreement shall govern and control.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals this ___ day of _______________, _______________.


                                     LESSOR:

                                     COLONIAL PIPELINE COMPANY

                                     By:      __________________________________
                                     Its:     __________________________________

                                                                [CORPORATE SEAL]
                                       -2-

                                     LESSEE:

                                     PATHNET TELECOMMUNICATIONS, INC.

                                     By:      __________________________________
                                     Its:     __________________________________

                                                                [CORPORATE SEAL]
                                       -3-

                       EXHIBIT A TO FORM OF SEGMENT LEASE

                             Description of Segment


                        [to be agreed to by the Parties]

                                    EXHIBIT C

                           FORM OF RIGHT-OF-WAY PERMIT


LEGAL DESCRIPTION OF RIGHT-OF-WAY

Colonial right-of-way of ________________ (INSERT ACCURATE LEGAL DESCRIPTION) referenced in Segment Lease dated __________ (the "Segment Lease"). Beginning approximately at Colonial Location No. ___________ and ending approximately at Colonial Location No. ___________ for a total distance of approximately ______ miles and as further described on attached as-built survey drawings provided by PTI.

SPECIAL CONDITIONS ON USE OF RIGHT-OF-WAY

Notwithstanding the terms of the Segment Lease, PTI shall have the right to use only such portions of the Segment that are the subject of the Segment Lease as are specifically described hereinbelow. PTI telecommunication lines, cables, conduits and other similar equipment and facilities shall be installed in conformity with the plans mutually approved by the parties prior to construction. In general, the specifications anticipate a minimum separation of ten feet (10') between the telecommunications lines and the nearest Colonial pipeline. Where the existing right-of-way provides more than fifteen feet (15') between the Colonial right-of-way boundary and the nearest Colonial pipeline, the telecommunication lines shall be built five feet (5') from the edge of the Colonial right-of-way. Said routing is preliminarily depicted as shown on attached construction drawings and as-built survey drawings provided by PTI. It is understood that PTI will need as workspace a strip of land approximately ____ feet (____') in width in which to perform construction work and that, upon completion of such work, PTI will restore the right-of-way in accordance with the agreements between Colonial and the Landowners and in accordance with the Colonial post-construction grassing specifications, but under no circumstances shall restoration result in the condition of the subject land being less favorable to the underlying Landowner than the condition existing prior to such work. Depth of installation, which shall be at least thirty-six inches (36"), and the determination as to the side of the Colonial right-of-way on which installation shall occur must be addressed and PTI must give advance notice to Colonial of the time and place of any construction. Colonial shall have the right to observe and inspect all construction within any Colonial right-of-way. All construction work shall be completed within _________ (____) days of the date hereof and shall be performed lien free and upon completion of construction PTI shall deliver a final affidavit and lien waivers from all contractors, subcontractors and other persons performing work or supplying material or equipment.

ACKNOWLEDGMENT

Colonial and PTI acknowledge that they intend for this Permit to be incorporated into the Master Right-of-Way Lease Agreement between the parties dated March 30, 2000 and that this Permit hereby modifies the aforesaid Segment Lease by limiting the description of the right-of-way leased thereby to the specific property described herein. The effective date of this Permit is the last date on which this Permit was signed by either party, as indicated below.

COLONIAL PIPELINE COMPANY,                  PATHNET TELECOMMUNICATIONS,
a Delaware corporation                      INC., a Delaware corporation

By:                                         By:
   -------------------------                   -------------------------
Its:                                        Its:
    ------------------------                    ------------------------
Date:                                       Date:
     -----------------------                     -----------------------

                                    EXHIBIT D

                          Currently Perfected Segments

Listed below are the segments of Colonial's right of way that have been perfected(1) for telecommunications purposes:

1. Americus Delivery Facility to Bainbridge Deliver Facility (common name) more particularily described as that segment of the Colonial System referenced as Location Locations 0515:001 to 0515:098 in Sumter and Dougherty Counties, Georgia, and Locations 0516:001 to 0516:114 in Dougherty, Mitchell, Baker and Decatur County, Georgia.

2.   Dorsey Junction to:

     (a) South Baltimore Delivery Facility - Location 1007:001 to 1007:176; Location 1008:001 to 1008:069; and Location 1010:070 to 1010:176,
          Carroll, Howard, Anne Arundel and Baltimore Counties, Maryland;

     (b) Curtis Bay Delivery Facility - Location 1007:001 to 1007:171, Carroll, Howard and Anne Arundel Counties;

     (c) Baltimore-Washington Airport Delivery Facility - Location 1008:001 to 1008:069 and Location 1012:001 to 1012:011, Carroll, Howard and Anne Arundel Counties;

     (d)  Washington  Delivery  Facility - Location  1009:001  to  1009:026  and
          Locations 1501:026A to 1501:163, Carroll, Howard, Montgomery and Prince George's Counties, Maryland and in the District of Columbia; and

     (e) Finksburg Delivery Facility - Location 1009:001 to 1009:052, Howard and Carroll Counties, Maryland.

3. Atlanta Junction to Chattanoogo Delivery Facility - l=Locations 504, 505, 506, 507 & 508. Project was halted 2 1/2 weeks after start of perfection acquisition. During this 2 1/2 period, 21 easement perfections were acquired (16 in Cobb County, Georgia - Location 504; and 5 in Pauling County, Georgia - Location 505).


- -----------------

(1) The "perfected segments" in segment 1 above are substantially perfected. In some cases, parcels were omitted because of unreasonable difficulties that suggested alternate routing within road rights-of-way that were left unpermitted until construction was scheduled. In segment 2, 140 out of 257 parcels contained telecommunications provisions.

                                    EXHIBIT E

                     GENERAL COLONIAL CONSTRUCTION STANDARDS

A. GENERAL DESCRIPTION OF PROJECT - PROTECTION OF UNDERGROUND PIPELINES FROM FIBER OPTICS INSTALLATION

This project consists of the protection of underground petroleum pipelines from a third party's installation of fiber optics cables and related facilities within the pipeline right of way. These specifications govern all such installations regardless of their location, rural or urban, regardless of the width of the right of way, the depth or size of the pipelines, or the size of the proposed fiber optic conduits.

These specifications are designed to be made a part of any agreement between Colonial and the fiber optic party encroaching on the pipeline right of way, its construction contractor and any entity contracted to perform utility location or inspection services for the benefit of either party (collectively, the "Company").

B.       THE PARTIES ARE CAUTIONED AS FOLLOWS

         B.1. The underground pipeline which is the subject of the protective measures described herein is a carrier of a hazardous and highly volatile liquid under high pressure. Damage to the pipeline must be avoided in all circumstances and at any cost. Personal injury and loss of life are not unlikely if fiber optic construction equipment comes in contact with the pipeline. Serious damage to property and the environment in the magnitude of the highest order are a certainty if a leak results from damage to the pipeline. Damage to the pipelines from such third party installation might result in an immediate rupture or are likely to weaken the pipeline to the extent that a leak is inevitable. In either event the resulting damage to the property and the environment is usually catastrophic.

         B.2. The Company, its contractors, agents and subcontractors shall indemnify, defend and hold Colonial harmless for all injury to all persons or property, loss and damage resulting from a leak caused directly or indirectly from installation of the fiber optic facilities contemplated hereunder, and any direct or indirect consequences therefrom, whether such injury to the pipeline was caused by negligence, recklessness, or willful misconduct or by a failure to protect the pipeline as described in these specifications.

         B.3. The herein obligations of the Company shall continue for so long as a pipeline remains within the right of way easement, and shall not be extinguished upon the sale, assignment or removal of the fiber optic facilities, and such obligations shall be binding upon up the successors and assigns of the Company

C.       PRE-CONSTRUCTION REQUIREMENTS

         C.1. Subsequent to Colonial providing data regarding its easements, title, pipeline location and survey, the Company shall coordinate with Colonial's Right of Way and Engineering departments throughout its title confirmation, route survey and rights acquisition activities.

         C.2. Upon completion of work in C.1, the Company shall prepare alignment sheets, ownership and construction line lists, and work plans necessary to prosecute the work described below.

         C.3. Among other things, the line lists shall include landowner names, tenants, special construction provisions, and Colonial shall preview all instrument forms used to perfect the rights required to install the fiber optic facilities.

         C.4. Among other things, the alignment sheets shall include: the width of Colonial's easement, the location of Colonial's pipelines, the proposed location of the Company's facilities and the proposed construction work space limits and distances of separation of same with pipelines and easement boundaries.

         C.5. Among other things, the work plans shall include a detailed list of construction procedures, contractors and equipment. Colonial shall be given the opportunity to preview the Company's proposed construction contracts, provide comments and recommendations, whereupon the Company shall cooperate with Colonial to remove all items denoted as "in conflict" with the safety of Colonial's pipelines, as determined in Colonial's sole and absolute discretion. Colonial shall inspect and approve all final installations, specifications and route maps prior to commencing fiber optic installation within its right of way easements.

         C.7. Prior to commencement of construction activities, the Company shall provide Colonial with a list of all successful bidders contracted to perform any and all work in prosecution of its construction, as well as the names of employees and personnel in supervisory positions assigned to such activity.

         C.8. Upon approval of the specifications, Colonial shall furnish a copy of its detailed encroachment requirements for all phases of fiber optic line co-location within Colonial's easements. These requirements shall include but not be limited to: ditching; placement of backfill, replacement of backfill; tamping and compaction; rock excavation; blasting; road, railroad or water crossings by trenching, boring, jacking and/or directional drilling; soil erosion and sedimentation control; equipment traffic paralleling and crossing the pipeline(s), including requirements for earthen padding, when and how much is needed; notification; inter-Company communication and landowner relations. A guided boring head shall be used when boring, jacking or directional drilling is performed.

         C.9. Colonial and the Company shall compare operating and maintenance manuals, and revisions shall be made to include the presence of each other's facilities and what measures shall be taken to protect the other's facilities, including emergency response procedures and notification instructions.

         C.10. All inspectors used to ensure that the installation is performed to Colonial's standards as expressed herein shall be chosen and trained by Colonial. Colonial shall provide the Company with a list of its inspection personnel, and the Company shall submit any objections or suggestions about the deployment of such personnel and their roles as described below.

D.       COMPANY EQUIPMENT EMPLOYED TO INSTALL THE FIBER OPTIC FACILITIES

         D.1. The Company shall list and describe all equipment and machinery which shall be used to construct and install the fiber optic facilities.

         D.2. Colonial shall be given the opportunity to review the impact of the proposed equipment and machinery and amend these specifications to account for any equipment not anticipated at the time of this Agreement.

         D.3. The Company shall make its best efforts to comply with any Colonial suggestions regarding the use of said equipment and suggested safety procedures, and cooperate with Colonial to resolve any conflicts ensuing therefrom.

E.       LANDOWNER RELATIONS

         E.1. The Company shall include the following landowner relations activities in prosecution of its construction activities:

                  (a) Provide personnel to conduct courtesy notifications to landowners of impending construction activities;

                  (b) Make arrangements to protect and contain livestock and other landowner animals and pets;

                  (c) Take down fences and replace same, repairing any damage resulting therefrom;

                  (d) Conduct post construction cleanup activities, including the reseeding of the construction work space area with ground cover and erosion control devices;

                  (e) Settlement of all off right of way damages, and the payment of all construction damages not paid in advance of construction.

F.       SURVEYS AND MAPPING

         F.1. The Company shall provide as-built survey personnel during construction to document actual placement of all underground and above-ground facilities.

         F.2. Alignment sheets of the proposed routing shall be updated monthly during construction and distributed to designated Colonial offices.

G.       APPROVAL OF INSPECTOR

         G.1. No fiber optic installation will be allowed to commence in any Colonial right of way easement without the presence of a Colonial inspector and such inspector's approval to proceed. Daily work permits shall be obtained from Colonial for all crews performing excavation or installation within the easement.

         G.2. The inspector is charged with the responsibility of protecting the pipelines, and any construction activity observed in violation of this Agreement shall be communicated to the offending equipment operator or other person acting in violation of this Agreement, whereupon the person performing the offending activity shall immediately refrain from such activity.

         G.3. Failure to refrain from the activity in violation of the terms of this Agreement shall result in an immediate shut down of such activity until the Company provides adequate reassurances that corrections have been made to avoid further occurrence of said activity.

         G.4. Failure to observe a shut down order by an inspector shall result in a breach of this Agreement and subject the Company to the penalties described in this Agreement under Article XII.

H.       LOCATING AND FLAGGING THE FACILITIES, AND MARKING THE CONSTRUCTION
         LIMITS

No fiber optic installation will be allowed to commence in any Colonial right of way easement without the marking of the centerlines of all of Colonial's existing pipelines and appurtenances, as well as the flagging of the route of the fiber optics lines and the limits of the construction work space.

         H.1. Locating the pipelines shall be accomplished by utilizing a Metrotech model 810 inductive type finders or equivalent, in the conductive mode, supported by metal rods probing at the placement of every stake, and then confirming the location by finding the top of the pipe with a probe rod. Probing shall only be performed by Colonial personnel, unless approved and inspected by Colonial's inspector.

         H.2. Flagging stakes on the centerline of the nearest pipeline shall be made of three-foot (3') wood lathing with red ribbon flagging and shall be placed at intervals not exceeding fifty feet (50') separation and at all pipeline P.I. all fence crossing, road and railroad right of way limits and at all waterway high water marks, along with spray painting of the ground where the stake enters the earth's surface. Pipeline centerline stakes and fiber optic line stakes shall be labeled with station numbers at foreign line crossings, property lines, and the limits of all crossing easements and flagged with a contrasting color from interval stakes. If pipeline station numbers do not correspond with Colonial alignment sheets, the route surveyor shall notify Colonial's inspector and make note of discrepancies on a set of Colonial alignment sheets designated for changes in surface observations. The pipeline right of way shall be clear cut or mowed to allow visibility of staking. Replacement of all stakes is mandatory should they disappear prior to fiber optic installation.

         H.3. The boundary of the work space closest to the pipelines shall be staked with optic yellow, continuous police-type ribbon draped from stake to stake, each stake exceeding three feet (3') above ground.

         H.4. The centerline of the fiber optic lines shall be staked at intervals not exceeding fifty feet (50') separation and shall be marked with optic orange flagging.

         H.5. All pipelines must be located to ensure that the pipeline closest to the proposed installation is identified, however, the Company is required to flag only the closest pipeline.

I.       CONSTRUCTION AND SAFETY

         I.1. Placement - All linear fiber optic lines shall be installed near the outer limits of Colonial's easements, and under no circumstances will Colonial approve the installation of linear fiber optic lines within ten feet (10') of the centerline of any of its pipelines.

         I.2. If the existing width of Colonial's easement is insufficient to provide a 10-foot separation, then an easement modification or an new easement must be acquired.

         I.3. Copies of any easement modification or new easements shall be provided to Colonial prior to commencing installation of the fiber optic lines.

         I.4. Machinery and equipment shall only be allowed to cross or travel across Colonial's pipelines within designated crossing lanes that have been built up with extra earth padding and/or other protection as approved by Colonial's inspector. No other work shall be permitted on top of or above Colonial's pipelines without a written work variance authorization executed by Colonial's chief engineer, and accompanied by a written description of the work to be performed.

         I.5. No longitudinal vehicle and equipment traffic over Colonial's pipelines will be permitted.

         I.6. Colonial does not require the installation of fiber optic lines be at a certain depth, provided, however, that where a crossover is necessary (a crossover meaning the need to move the fiber optic lines from one side of Colonial's easement to the other) the fiber optic lines shall be encased in steel the entire distance of the crossover, and they shall always cross below Colonial's lines at a minimum clearance of 24 inches. When crossing any Colonial pipeline, the pipeline crossing location shall be excavated to the extent that the crossing can be observed without obstruction, and all excavation within five feet (5') of the outer wall of a pipeline shall be performed by hand tools, unless authorized by the Colonial inspector. All crossovers shall be made as near as practical to the perpendicular (90 degrees). The number of crossovers shall be held to an absolute minimum.

         I.7. Any surface altering equipment necessary for the installation of the communication facilities will only be permitted subsequent to the approval of individual site plans. All installations within Colonial facility property shall be permitted subsequent to locating all underground pipeline facilities by Metrotech pipe finders, probing and hand digging to visually spot the facilities. Any clearing and grading within the easement area shall only be performed in the presence of a Colonial inspector.

         I.8. The installation of cables, conduits, fibers, equipment, appurtenances and all other facilities, whether above or below ground, shall be located no less than ten feet (10') from the centerline of any Colonial pipeline in its right of way, which shall be extended to a minimum distance of no less than twenty feet (20') at all road and water crossings or in any other circumstance where installation requires boring or drilling or where soil conditions dictate.

         I.9. No installation shall proceed without the presence of a Colonial inspector on site and in a position to observe the installation activity.

         I.10. No installation shall proceed without the presence of staking and flagging as described in Section H above.

J.       POST-CONSTRUCTION DELIVERABLES

         J.1. Within six months of completion of the installation contemplated herein the Company shall provide Colonial:

                  (a) "as built" alignment sheets and survey, indicating the location of fiber optic installations, the depth of the fiber optic facilities were buried, the distances to the nearest Colonial pipelines, Colonial stationing and reference to Colonial's alignment sheets; and

                  (b) updated title information and line lists.